Exhibit 10.2

LOAN AGREEMENT

Dated as of February 1, 2018

Between

2477 DEERFIELD DRIVE, LLC,

as Borrower

and

UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT

1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK,

as Lender

4.1.15	Not a Foreign Person	44
4.1.16	Separate Lots	45
4.1.17	Assessments	45
4.1.18	Enforceability	45
4.1.19	No Prior Assignment	45
4.1.20	Insurance	45
4.1.21	Use of Property	45
4.1.22	Certificate of Occupancy; Licenses	45
4.1.23	Flood Zone	46
4.1.24	Physical Condition	46
4.1.25	Boundaries	46
4.1.26	Leases	46
4.1.27	Survey	47
4.1.28	Inventory	47
4.1.29	Filing and Recording Taxes	47
4.1.30	Special Purpose Entity/Separateness	47
4.1.31	Management Agreement	47
4.1.32	Illegal Activity	47
4.1.33	No Change in Facts or Circumstances; Disclosure	47
4.1.34	Investment Company Act	48
4.1.35	Embargoed Person	48
4.1.36	Principal Place of Business; State of Organization	48
4.1.37	Environmental Representations and Warranties	49
4.1.38	Cash Management Account	49
Section 4.2	Survival of Representations	50

ARTICLE V – BORROWER COVENANTS		50
Section 5.1	Affirmative Covenants	50
5.1.1	Existence; Compliance with Legal Requirements	50
5.1.2	Taxes and Other Charges	51
5.1.3	Litigation	52
5.1.4	Access to Property	53
5.1.5	Notice of Default	53
5.1.6	Cooperate in Legal Proceedings	53
5.1.7	Perform Loan Documents	53
5.1.8	Award and Insurance Benefits	53
5.1.9	Further Assurances	53
5.1.10	Principal Place of Business, State of Organization	54
5.1.11	Financial Reporting	54
5.1.12	Business and Operations	57
5.1.13	Title to the Property	57
5.1.14	Costs of Enforcement	57
5.1.15	Estoppel Statement	57
5.1.16	Loan Proceeds	58
5.1.17	Performance by Borrower	58
5.1.18	Confirmation of Representations	58
5.1.19	Environmental Covenants	58

5.1.20	Leasing Matters	61
5.1.21	Alterations	62
5.1.22	Operation of Property	64
5.1.23	Embargoed Person	64
5.1.24	Post-Closing Obligations	65
5.1.25	Supplemental Mortgage Affidavits	65
5.1.26	Purchase Agreement	65
Section 5.2	Negative Covenants	65
5.2.1	Operation of Property	65
5.2.2	Liens	66
5.2.3	Dissolution	66
5.2.4	Change In Business	66
5.2.5	Debt Cancellation	67
5.2.6	Zoning	67
5.2.7	No Joint Assessment	67
5.2.8	Intentionally omitted	67
5.2.9	ERISA	67
5.2.10	Transfers	67
Section 5.3	Major Tenant’s Obligations	77

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION		77
Section 6.1	Insurance	77
Section 6.2	Casualty	80
Section 6.3	Condemnation	81
Section 6.4	Restoration	82

ARTICLE VII – RESERVE FUNDS		87
Section 7.1	Required Repairs	87
7.1.1	Performance of Required Repairs	87
Section 7.2	Tax and Insurance Escrow Fund	88
Section 7.3	Capital Expenditure Funds	89
7.3.1	Deposits of Capital Expenditure Funds	89
7.3.2	Release of Capital Expenditure Funds	90
7.3.3	Failure to Perform Capital Expenditure Works	91
Section 7.4	Rollover Funds	91
7.4.1	Deposits of Rollover Funds	91
7.4.2	Release of Rollover Funds	92
Section 7.5	Excess Cash Flow Reserve Fund	93
7.5.1	Deposits to Excess Cash Flow Reserve Account	93
7.5.2	Release of Excess Cash Flow Reserve Funds	93
Section 7.6	Reserve Funds, Generally	93
Section 7.7	Major Tenant Rollover Funds	94
7.7.1	Deposits of Major Tenant Rollover Funds	94
7.7.2	Release of Major Tenant Rollover Funds	95
Section 7.8	Unfunded Obligations Funds	96
7.8.1	Deposit of the Unfunded Obligations Funds	96
7.8.2	Release of the Unfunded Obligations Funds	97

SCHEDULES

Schedule I	–	Intentionally Omitted

Schedule II	–	Intentionally Omitted

Schedule III	–	Organizational Chart of Borrower

Schedule IV	–	Form of Tenant Direction Letter

Schedule V	–	Intentionally Omitted

Schedule VI	–	Liquid Assets

Schedule VII	–	Exceptions to Representations

Schedule VIII	–	Qualified Fund Managers

Schedule IX	–	Post-Closing Obligations

Schedule X	–	Required Repairs

Schedule XI	Disbursement of Rent Allowance Portion of Unfunded Obligations Funds

v

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of February 1, 2018 (this “Agreement”), between UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, having an address at 1285 Avenue of the Americas, 11th Floor, New York, New York 10019 (together with its successors and assigns, collectively, “Lender”) and 2477 DEERFIELD DRIVE, LLC, a Delaware limited liability company, having its principal place of business at c/o Rodin Global Property Trust, 110 East 59th Street, New York, New York 10022, Attention: General Counsel (“Borrower”).

RECITALS:

A. Borrower desires to obtain the Loan (as hereinafter defined) from Lender.

B. Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Major Tenant Lease Extension” shall mean an extension or renewal of a Major Tenant Lease with respect to all or a material portion of the applicable Major Tenant Space upon terms and conditions reasonably acceptable to Lender; provided that, after any such extension or renewal of all or a portion of the Major Tenant Space, the then Debt Service Coverage Ratio is equal to, or greater then, 2.20 to 1.00.

“Acceptable Major Tenant Space Re-tenanting Event” shall mean the leasing of all or a material portion of the applicable Major Tenant Space to one or more replacement Tenants pursuant to a Lease(s) entered into in accordance with the terms and conditions of this Agreement on terms reasonably acceptable to Lender; provided that, after any such re-letting of all or a portion of the Major Tenant Space, the then Debt Service Coverage Ratio is equal to, or greater then, 2.20 to 1.0.

“Accrual Period” means, with respect to any Payment Date, the period commencing on and including the eleventh (11th) day of the preceding calendar month and ending on and including the tenth (10th) day of the calendar month in which such Payment Date occurs; provided, however, that the initial Accrual Period shall begin on the Closing Date and shall end on the immediately following tenth (10th) day of a calendar month.

“Accrued Interest” shall have the meaning set forth in the Note.

“Action” has the meaning set forth in Section 10.3 hereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person.

“Affiliated Manager” means any Manager in which Borrower, Principal, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” means Wells Fargo Bank, N.A., or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Alteration Conditions” shall mean that such alterations are performed in a good and workman like manner, on a lien-free basis, in accordance with applicable laws, ordinances and building codes, and are diligently prosecuted to completion.

“Annual Budget” means an operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.

“Anticipated Repayment Date” shall mean February 6, 2028.

“Applicable Interest Rate” shall mean (i) prior to the Anticipated Repayment Date, the Initial Interest Rate and (ii) on and after the Anticipated Repayment Date, the Revised Interest Rate.

“Approved Accounting Method” shall mean GAAP, the cash basis of accounting method, the accrual basis of accounting method or the income tax basis of accounting method utilized by Borrower and Guarantor in the preparation of financial data, so long as the same is and remains in general use by significant segments of the United States accounting profession and is consistently applied throughout the full stated term of the Loan (both as to the application of the rules governing such accounting method and the choice of which accounting method to apply).

“Approved Annual Budget” has the meaning set forth in Section 5.1.11(d) hereof.

“ARD Trigger Event” shall mean the failure to pay the Loan on or prior to the Permitted Par Prepayment Date.

“Award” means Borrower’s right, title and interest in and to any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Action” means with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing in any legal proceeding its insolvency or inability to pay its debts as they become due (unless failure to make such admission would be a violation of law, or in the context of required financial reporting or settlement discussions with Lender).

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” shall mean a day on which commercial banks are not authorized or required by applicable law to close in New York, New York.

“Capital Expenditure Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Capital Expenditure Reserve Waiver Conditions Precedent” shall collectively mean the following conditions precedent: (i) no Event of Default has occurred and is continuing, (ii) all of the Property shall be demised pursuant to the Daimler Lease, (iii) the Daimler Lease is in full force and effect, (iv) no Major Tenant Trigger Event shall have occurred and be continuing, (v) Daimler is expressly obligated pursuant to the terms and conditions of the Daimler Lease to maintain the Property in a condition reasonably acceptable to Lender, and (vi) Daimler performs its obligation as described in clause (v) above in a timely manner and Borrower provides evidence, in form and substance reasonably satisfactory to Lender, of such performance by Daimler in a timely manner. Lender acknowledges that as of the Closing Date, the Daimler Lease satisfies clause (v) of this definition.

“Capital Expenditure Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“Capital Expenditure Work” shall mean any labor performed or materials provided or installed in connection with any Capital Expenditures.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (or an Approved Accounting Method or other basis reasonably acceptable to Lender, consistently applied including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” has the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” means that certain a Cash Management Agreement, by and among Borrower, Lender and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” means the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower, Guarantor, Sponsor or Manager; (c) a DSCR Trigger Event or (d) an ARD Trigger Event.

“Cash Sweep Event Cure” means

(a) if the Cash Sweep Event is caused solely by an Event of Default, such Event of Default no longer exists,

(b) if the Cash Sweep Event is caused solely by a Bankruptcy Action of Guarantor or Manager, the replacement of Guarantor or Manager (as applicable) with a Qualified Replacement Guarantor, provided that such Qualified Replacement Guarantor assumes all obligations of Guarantor under the Loan Documents or a Qualified Manager (as applicable), or, in the case of a Bankruptcy Action of Manager, termination of the Management Agreement and Borrower’s delivery of written notice to Lender that it shall self-manage the Property,

(c) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a Debt Service Coverage Ratio of 1.25 to 1.00 or greater, in each case for two (2) consecutive calendar quarters based upon the trailing three (3) month period immediately preceding the date of determination, provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents and (ii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable out of pocket attorney’s fees and expenses. Notwithstanding any provision in this Agreement to the contrary, in no event shall Borrower have the right to cure any Cash Sweep Event caused by a Bankruptcy Action of Borrower or an ARD Trigger Event except as expressly set forth hereinabove (unless it is a Bankruptcy Action described under clause (c) of the definition thereof, in which case Borrower shall have a period of ninety (90) days to cause such Bankruptcy Action to be dismissed or discharged, and in such event, the Cash Sweep Trigger Event shall be deemed to be cured).

“Cash Sweep Period” means each period commencing on the delivery of notice to Borrower that a Cash Sweep Event has occurred, and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure (or, if such day is not a Business Day, the immediately preceding Business Day), or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents or defeasance of the Loan in accordance with the terms and provisions of the Loan Documents.

“Casualty” has the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” has the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” has the meaning set forth in Section 6.4(b)(iv) hereof.

“CF Companies” shall mean collectively, (i) CFLP, (ii) Cantor Fitzgerald Investors, LLC, a Delaware limited liability company, and (iii) any other Person controlled by CFLP (but specifically excluding Sponsor) whose assets include assets other than the direct and indirect interests in Borrower. Each of the foregoing, individually is referred to herein as a “CF Company”.

“CF Corporate Transaction” shall mean (i) any merger, liquidation, winding-up, consolidation of, or other Transfer of direct and/or indirect interests in, any of the CF Companies, or any direct or indirect owner, manager, or other beneficial interest holder of any CF Company, or (ii) a Transfer of any direct or indirect interest in any of the CFLP Subsidiaries, in connection with the sale, assignment or other Transfer of any type, whether in one transaction or in a series of transactions, provided that such sale, assignment or other Transfer of any type, include more than just the direct or indirect interests in Borrower, whether now owned or hereafter acquired, or (iii) a pledge of any direct or indirect interest in any CF Company or CFLP Subsidiary (but specifically excluding a pledge of direct interests in Sponsor), in connection with a financing secured by the assets of the subject entity or one or more of its subsidiaries, provided such assets include more than just the direct or indirect interests of such entity in Borrower, or (iv) any entry into any agreement to do any of the foregoing.

“CFLP” shall mean Cantor Fitzgerald, L.P., a Delaware limited partnership.

“CFLP Subsidiaries” means collectively, (i) CF Real Estate Holdings, LLC, a Delaware limited liability company and (ii) Sponsor. Each of the foregoing are individually referred to herein as a “CFLP Subsidiary”.

“Clearing Account” has the meaning set forth in Section 2.7.1 hereof.

“Clearing Account Agreement” means a clearing account agreement, deposit account control agreement or similar agreement among Borrower, Lender and Clearing Bank, which account shall at all times maintain a minimum balance of $5,000, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Clearing Account.

“Clearing Bank” means Wells Fargo Bank, N.A., or any other clearing bank which establishes, maintains and holds the Clearing Account, which shall be an Eligible Institution acceptable to Lender in its discretion.

“Closing Date” means the date of the funding of the Loan.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have correlative meanings. The requirement of one Person to obtain consent of any other Person which is a direct or indirect owner of the Person to be controlled shall not be disqualifying for purposes of determining whether Control is maintained by the first Person.

“Daimler” shall mean Daimler Trucks North America LLC, a Delaware limited liability company.

“Daimler Lease” shall mean that certain Lease Agreement dated December 14, 2007 between Borrower (as successor-in-interest to LIC Charlotte Office Building, Inc.) and Daimler, covering the Property, as amended by that certain First Amendment to Lease Agreement, dated August 11, 2008, as further amended by that certain Second Amendment to Lease Agreement dated June 15, 2010, as further amended by that certain Third Amendment to Lease Agreement dated March 31, 2014, as further amended by that certain Fourth Amendment to Lease Agreement dated July 31, 2017, as may hereafter amended from time to time in accordance with the terms hereof.

“Daimler Premises” shall mean the entire premises leased to Daimler pursuant to the terms of the Daimler Lease.

“Debt” means the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Defeasance Collateral and any Yield Maintenance Premium (each as defined in the Note), as applicable) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

“Debt Service” means, with respect to any particular period of time, the scheduled principal (if any) and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” means a ratio for the applicable period in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds (iii) or Capital Expenses, or (iv) non-cash items such as depreciation and amortization, less (A) management fees equal to the greater of (1) assumed management fees of 3.0% of Gross Income from Operations (after giving effect to an annual vacancy allowance as contemplated by clause (C) that follows) and (2) the actual property management fees incurred, and (B) annual reserve contributions for capital replacements equal to $0.15 per square foot of gross leasable area at the Property, and (C) an annual vacancy allowance equal to 5.0% of Gross Income from Operations; and

(b) the denominator is the aggregate amount of Debt Service for such period.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice and/or passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) four percent (4%) above the Applicable Interest Rate.

“Disclosure Documents” means, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Securitization.

“DSCR Trigger Event” means, that as of the date of determination, the Debt Service Coverage Ratio, in the immediately preceding calendar quarter, based on the trailing three (3) month period immediately preceding the date of such determination is less than 1.20 to 1.00.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Costs” shall have the meaning ascribed to such term in the Daimler Lease.

“Eligible Institution” means Wells Fargo Bank, N.A. or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s).

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment as a result of a Release of Hazardous Substances. Environmental Law includes the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity in relation to Hazardous Substances; relating to nuisance, trespass or other causes of action related to the environmental conditions of the Property; or relating to wrongful death, personal injury, or property or other damage in connection with any condition or use or presence of Hazardous Substances on or at the Property.

“Environmental Liens” has the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” has the meaning set forth in Section 4.1.37 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” has the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” has the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 7.5 hereof.

“Excess Cash Flow Reserve Fund” has the meaning set forth in Section 7.5 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.1.1(d) hereof.

“Extraordinary Expense” has the meaning set forth in Section 5.1.11(e) hereof.

“Extraordinary Lease Payments” shall have the meaning set forth in Section 7.4.1 hereof.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” means Fitch, Inc.

“Foreclosure Sale” has the meaning set forth in Section 9(c) of the Note.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governing State” has the meaning set forth is Section 10.3 hereof.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” means, during any period, all income as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP (or an Approved Accounting Method or other basis reasonably acceptable to Lender, consistently applied), derived from the ownership and operation of the Property from whatever source during such period, including (i) Rents from Tenants that are paying contractual rent without right of offset or credit, (ii) utility charges, (iii) escalations, (iv) forfeited security deposits, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) rent concessions or credits, (x) income from vending machines, (xi) business interruption or other loss of income or rental insurance proceeds, (xii) other required pass-throughs and (xiii) interest on Reserve Funds, if any, but excluding (i) Rents from month-to-month Tenants, Tenants during a free-rent period, or Tenants that are included in any Bankruptcy Action (unless such Tenant has affirmed its Lease and is paying unabated, post-petition Rent), (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (vi) Awards, (vii) unforfeited security deposits, (viii) utility and other similar deposits and (ix) any disbursements to Borrower from the Reserve Funds, if any. Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof. Notwithstanding the foregoing, so long as the Major Tenant Lease is in full force and effect, “Gross Income from Operations” shall mean the average Rents over the initial ten year term of the Major Tenant Lease divided by 10 (for an annual calculation) or 120 (for a monthly calculation).

“Guarantor” means, CF Real Estate Holdings, LLC, a Delaware limited liability company, and any replacement guarantor(s) permitted hereunder.

“Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations or sold by the Major Tenant in the ordinary course of its business and otherwise in compliance with all Environmental Laws.

“HVAC Allowance” shall have the meaning ascribed to such term in the Daimler Lease.

“HVAC Allowance Portion” shall have the meaning set forth in Section 7.8.1 hereof.

“HVAC Work” shall have the meaning ascribed to such term in the Daimler Lease.

“Improvements” has the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt or Preferred Equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” has the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” means Lender, its designee, (whether or not it is the Lender), any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Independent Director” means a natural Person who (a) is not at the time of initial appointment, or at any time while serving in such capacity, and is not, and has never been, and shall not while serving as Independent Director be: (i) a stockholder, director (with the exception of serving as the Independent Director of Borrower or its Affiliate(s)), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or Guarantor, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor (with the exception of serving as the Independent Director of Borrower or its Affiliate(s); (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, independent managers and independent members, another nationally-recognized company reasonably approved by Lender, that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager or Trustee of a “special purpose entity” affiliated with Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in an Borrower) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director of Borrower if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.

“Initial Interest Payment Per Diem” has the meaning set forth in the Loan Terms Table of the Note.

“Initial Interest Rate” means a rate of 4.4329%.

“Institutional Controls” means any legal or physical restrictions or limitations on the use of, or access to, the Property to eliminate or minimize potential exposures to any Hazardous Substance, to prevent activities that could interfere with the effectiveness of any Remediation, or to ensure maintenance of a level of environmental risk to human health or the environment, including physical modifications to the Property such as slurry walls, capping, hydraulic controls for ground water, or point of use water treatment, restrictive covenants, environmental protection easements, or property use limitations.

“Insurance Premiums” has the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Land” has the meaning set forth in the granting clause of the Security Instrument.

“Lease” means any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” means, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lien” means any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquid Assets” means a Person’s unrestricted or unencumbered (A) cash and (B) any of the following: (x) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States; (y) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof which, at the time of acquisition, has one of the two highest ratings obtainable from any two (2) of Standard & Poor’s Corporation, Moody’s Investors Service, Inc. or Fitch Investors and is not listed for possible down-grade in any publication of any of the foregoing rating services; (z) domestic certificates of deposit or domestic time deposits or repurchase agreements issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $1,000,000,000.00, which commercial bank has a rating of at least either AA or such comparable rating from Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively; (aa) money market funds having assets under management in excess or $2,000,000,000.00 and/or (bb) any unrestricted stock, shares, certificates, bonds, debentures, notes or other instrument which constitutes a “security” under the Security Act of 1933 (other than Guarantor, Borrower and/or any of their affiliates) which are freely tradable on any nationally recognized securities exchange and are not otherwise encumbered by such Person. Lender acknowledges that the assets described on Exhibit VI hereof are deemed to be Liquid Assets.

“Loan” means the loan in the Original Principal Amount made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Guaranty, the Clearing Account Agreement, the Cash Management Agreement, and all other documents executed or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the Outstanding Principal Balance as of the date of such calculation to (ii) the fair market value (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going concern value) of the Property, as determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust.

“Major Tenant” shall mean Daimler, and any replacement tenant that is acceptable to Lender pursuant to the terms of this Agreement.

“Major Tenant Lease” shall mean (i) the Daimler Lease, and any replacement Lease that is acceptable to Lender pursuant to the terms of this Agreement, or (ii) any Lease which, either individually or when taken together with any other Lease with the same Tenant or any

Affiliate of such Tenant, and assuming the exercise of all expansion rights and preferential rights to lease additional space contained in such Lease or Leases, (a) covers (or, after giving effect to any such proposed Lease, would cover) no less than 35% of the total rentable square footage at the Property or (b) requires (or, after giving effect to any such proposed Lease, would require) the payment of base rent that is no less than 35% of the total in-place base rent at the Property, in each case under clause (i) or (ii), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

“Major Tenant Rollover Account” shall have the meaning set forth in Section 7.7.1 hereof.

“Major Tenant Rollover Funds” shall have the meaning set forth in Section 7.7.1 hereof.

“Major Tenant Rollover Funds Cap” shall have the meaning set forth in Section 7.7.1 hereof.

“Major Tenant Satisfactory Extension or Re-tenanting Conditions” shall mean (i) an Acceptable Major Tenant Lease Extension with respect to all of the applicable Major Tenant Space or (ii) one or more Acceptable Major Tenant Space Re-tenanting Events with respect to all of the applicable Major Tenant Space; provided that (a) in connection with such Acceptable Major Tenant Lease Extension, (1) the applicable Major Tenant Lease shall be in full force and effect and no Major Tenant Trigger Event shall have occurred and then be continuing with respect to such Major Tenant Lease or the related Major Tenant (or, if applicable, any guarantor with respect to such Major Tenant Lease), (2) the applicable Major Tenant shall be in actual, physical possession of and utilizing (i.e., not “dark”) the space demised to the applicable Major Tenant Space in the conduct of its normal business operations (which utilization, for purposes of this definition, shall include remodeling or renovation of all or a portion of such space in order for such Major Tenant to continue its normal business operations) and paying full unabated rent (including reimbursements, if any) under such Major Tenant Lease (or the full amount of any such abatement given by Borrower to such Major Tenant has then been deposited by Borrower into the Unfunded Obligations Account) as evidenced by a tenant estoppel certificate in form and substance reasonably acceptable to Lender, (3) all tenant improvement work required to be completed or caused to be completed by Borrower in connection with such Acceptable Major Tenant Lease Extension shall have been completed in all material respects in a good and workmanlike manner on a lien free basis in accordance with the terms and conditions of such Major Tenant Lease and this Agreement, and (4) all tenant allowances, leasing commissions and costs and expenses in connection with such Acceptable Major Tenant Lease Extension shall have been paid in full, and all other concessions shall have been satisfied, in accordance with the terms and conditions of such Major Tenant Lease and this Agreement (or the full amount of any such allowances, leasing commissions or other concessions given by Borrower to such Major Tenant has then been deposited by Borrower into the Unfunded Obligations Account) and (b) in connection with each applicable Acceptable Major Tenant Space Re-tenanting Event, (1) the applicable replacement Lease shall be in full force and effect, no event of default shall have occurred and be then continuing thereunder and, if any such replacement Lease is a Major Tenant Lease, no Major Tenant Trigger Event shall have occurred and then be continuing with respect to such Major Tenant Lease or the related Major Tenant (or, if applicable, any guarantor with respect to such Major Tenant Lease), (2) the Tenant under the applicable replacement Lease shall be in actual, physical possession of and utilizing (i.e., not “dark”) the space demised under such replacement Lease in the conduct of its normal business operations (which utilization, for purposes of this definition, shall include remodeling or renovation of all or a portion of such space in order for such Tenant to commence or continue its normal business operations) and paying full unabated rent (including reimbursements, if any) under such replacement Lease (or the full amount of any such abatement given by Borrower to such Tenant has then been deposited by Borrower into the Unfunded Obligations Account) as evidenced by a tenant estoppel certificate in form and substance reasonably acceptable to Lender, (3) all tenant improvement work required to be completed or caused to be completed by Borrower in connection with the applicable replacement Lease shall have been completed in all material respects in a good and workmanlike manner on a lien free basis in accordance with the terms and conditions of the applicable replacement Lease and this Agreement, and (4) all tenant allowances, leasing commissions and costs and expenses in connection with the applicable replacement Lease shall have been paid in full, and all other concessions shall have been satisfied, in accordance with the terms and conditions of the applicable replacement Lease and this Agreement (or the full amount of any such allowances, leasing commissions or other concessions given by Borrower to such Tenant has then been deposited by Borrower into the Unfunded Obligations Account).

“Major Tenant Space” shall mean the Property or the portion of the Property, as applicable, demised to a Tenant pursuant to a Major Tenant Lease (or previously demised to a Tenant pursuant to a Major Tenant Lease that has expired or terminated and, following such expiration or termination and as of the date of determination, has not been demised to a replacement Tenant pursuant to a Lease entered into in accordance with the terms and conditions of this Agreement).

“Major Tenant Trigger Event” shall mean:

(i) if a Major Tenant gives written notice to Borrower of its intention to terminate or cancel its Major Tenant Lease or of its intention not to extend or renew its Major Tenant Lease;

(ii) if, on or prior to the date that is 12 months prior to the then applicable expiration date under its Major Tenant Lease, a Major Tenant does not extend or renew such Major Tenant Lease on terms and conditions reasonably acceptable to Lender (it being understood and agreed that an extension or renewal of a Major Tenant Lease strictly in accordance with the terms and conditions thereof applicable to such extension or renewal (including, for example, terms and conditions pursuant to which the rent applicable to the extension or renewal term are determined) shall be deemed to be reasonably acceptable to Lender);

(iii) if, on or prior to the date by which a Major Tenant is required under its Major Tenant Lease to notify Borrower of its election to extend or renew such Major Tenant Lease, such Major Tenant does not give such notice;

(iv) if a monetary or material non-monetary event of default under a Major Tenant Lease occurs and continues beyond any applicable notice and cure period;

(v) if a Major Tenant (or, if applicable, any lease guarantor with respect to a Major Tenant Lease) becomes insolvent or a debtor in a Bankruptcy Action;

(vi) if a Major Tenant Lease is terminated or is no longer in full force and effect; or

(vii) if a Major Tenant “goes dark”, vacates, ceases to occupy or ceases to conduct business in the ordinary course at the Major Tenant Space demised under its Major Tenant Lease (other than temporary cessation of operations in connection with remodeling, renovation or restoration of their leased premises).

For purposes of clarification and without limitation, it is understood and agreed that, with respect to any Major Tenant (or, if applicable, any lease guarantor with respect to the applicable Major Tenant Lease) or the applicable Major Tenant Lease, (a) more than one Major Tenant Trigger Event may exist at any time, (b) more than one Major Tenant Trigger Event may exist at any time pursuant to clause (iv) of this definition of “Major Tenant Trigger Event”, and (c) more than one Major Tenant Trigger Event may exist at any time pursuant to clause (v) of this definition of “Major Tenant Trigger Event”.

“Major Tenant Trigger Event Cure” shall mean:

(i) if the Major Tenant Trigger Event is caused solely by the occurrence of clause (i) in the definition of “Major Tenant Trigger Event”, (a) the unconditional revocation or rescission by the applicable Major Tenant of all termination or cancellation notices with respect to its Major Tenant Lease (or, if applicable, the unconditional revocation or rescission by the applicable Major Tenant of all notices of any intention to terminate or cancel, or to not extend or renew, its Major Tenant Lease), (b) an Acceptable Major Tenant Lease Extension with respect to the applicable Major Tenant Space; provided that each of the Major Tenant Satisfactory Extension or Re-tenanting Conditions applicable thereto shall have been satisfied, or (c) one or more Acceptable Major Tenant Space Re-tenanting Events with respect to the applicable Major Tenant Space; provided that each of the Major Tenant Satisfactory Extension or Re-tenanting Conditions applicable thereto shall have been satisfied;

(ii) if the Major Tenant Trigger Event is caused solely by the occurrence of clause (ii) in the definition of “Major Tenant Trigger Event”, (a) an Acceptable Major Tenant Lease Extension with respect to all of the applicable Major Tenant Space; provided that each of the Major Tenant Satisfactory Extension or Re-tenanting Conditions applicable thereto shall have been satisfied or (b) one or more Acceptable Major Tenant Space Re-tenanting Events with respect to all of the applicable Major Tenant Space; provided that each of the Major Tenant Satisfactory Extension or Re-tenanting Conditions applicable thereto shall have been satisfied;

(iii) if the Major Tenant Trigger Event is caused solely by the occurrence of clause (iii) in the definition of “Major Tenant Trigger Event”, (a) an Acceptable Major

Tenant Lease Extension with respect to all of the applicable Major Tenant Space; provided that each of the Major Tenant Satisfactory Extension or Re-tenanting Conditions applicable thereto shall have been satisfied or (b) one or more Acceptable Major Tenant Space Re-tenanting Events with respect to all of the applicable Major Tenant Space; provided that each of the Major Tenant Satisfactory Extension or Re-tenanting Conditions applicable thereto shall have been satisfied;

(iv) if the Major Tenant Trigger Event is caused solely by the occurrence of clause (iv) in the definition of “Major Tenant Trigger Event,” a cure of the applicable event of default under the applicable Major Tenant Lease, as determined by Lender in its reasonable discretion;

(v) if the Major Tenant Trigger Event is caused solely by the occurrence of clause (v) in the definition of “Major Tenant Trigger Event,” the affirmation of the applicable Major Tenant Lease in the applicable bankruptcy proceeding; provided that the applicable Major Tenant shall be actually paying all contractual rents and other amounts due under its Major Tenant Lease (or, if applicable, the discharge or dismissal of the applicable lease guarantor from the applicable bankruptcy proceeding;

(vi) if the Major Tenant Trigger Event is caused solely by the occurrence of clause (vi) in the definition of “Major Tenant Trigger Event,” one or more Acceptable Major Tenant Space Re-tenanting Events with respect to all of the applicable Major Tenant Space; provided that each of the Major Tenant Satisfactory Extension or Re-tenanting Conditions applicable thereto shall have been satisfied; and

(vii) if the Major Tenant Trigger Event is caused solely by the occurrence of clause (vii) in the definition of “Major Tenant Trigger Event,” Borrower has provided Lender with written evidence, reasonably acceptable to Lender in all respects, that such (A) Major Tenant has re-opened for business or (B) one or more Acceptable Major Tenant Space Re-tenanting Events with respect to all of the applicable Major Tenant Space; provided that in each case, each of the Major Tenant Satisfactory Extension or Re-tenanting Conditions applicable thereto shall have been satisfied, provided that each Major Tenant Trigger Event Cure set forth above shall be subject to the following conditions: (1) after giving effect to such Major Tenant Trigger Event Cure, no other Major Tenant Trigger Event shall have occurred and remain outstanding with respect to any Major Tenant, any lease guarantor with respect to any Major Tenant Lease or any Major Tenant Lease, and (2) Borrower shall have paid all of Lender’s reasonable out-of-pocket costs and expenses incurred in connection with such Major Tenant Trigger Event Cure (including, without limitation, reasonable attorneys’ fees and expenses).

“Major Tenant Trigger Event Excess Cash Flow” has the meaning set forth in the Cash Management Agreement.

“Management Agreement” means, that certain Property Management Agreement by and between Manager and Borrower, dated as of the date hereof, pursuant to which such Manager is to provide management and other services to the Property, as the same may be amended, modified, supplemented or replaced in accordance with the terms hereof.

“Manager” means (i) RDN Property Management, LLC, a Delaware limited liability company or (ii) a Qualified Manager, in each case, who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Management Agreement.

“Material Action” means to consolidate or merge Borrower with or into any Person, or sell all or substantially all of the assets of Borrower in violation of this Agreement, or to institute proceedings to have Borrower be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of Borrower except upon the request of Lender, or admitting, in writing in any legal proceeding Borrower’s inability to pay its debts generally as they become due (unless failure to make such admission would be a violation of law, or in the context of required financial reporting or settlement discussions with Lender), or intentionally take action in furtherance of any such action, except as the request of Lender, or, to the fullest extent permitted by law, dissolve or liquidate Borrower.

“Material Owner Transfer” shall mean a Transfer wherein a Transferee that did not (together with its Affiliates) own a ten percent (10%) or more direct or indirect interest in Borrower on the Closing Date will own ten percent (10%) or more of the direct or indirect interests in Borrower immediately following such Transfer.

“Materiality Threshold” shall mean 10% of the Outstanding Principal Balance.

“Maturity Date” shall mean (x) provided (i) the Daimler Lease remains in full force and effect, and (ii) no Major Tenant Trigger Event has occurred with respect to the Daimler Lease, and (iii) no Cash Sweep Trigger Event (other than an ARD Trigger Event) has occurred and is continuing, December 31, 2028; or (y) in the event that (i) the Daimler Lease is no longer in full force and effect, or (ii) a Major Tenant Trigger Event has occurred with respect to the Daimler Lease, or (iii) a Cash Sweep Trigger Event (other than an ARD Trigger Event) has occurred and is continuing, the Anticipated Repayment Date; or (z) such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” has the meaning set forth in Section 7 of the Note.

“Minimum Disbursement Amount” shall mean Ten Thousand and No/100 Dollars ($10,000).

“Monthly Capital Expenditure Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Monthly Debt Service Payment Amount” means an amount equal to the interest which has accrued on the Loan through the end of the Accrual Period ending on the day immediately preceding the related Payment Date.

“Monthly Major Tenant Rollover Deposit” shall have the meaning set forth in Section 7.7.1 hereof.

“Monthly Rollover Deposit” shall have the meaning set forth in Section 7.4.1 hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC.

“Net Cash Flow” means, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” has the meaning set forth in Section 6.4(b)(vi) hereof.

“Non-Recourse Parties” has the meaning set forth in Section 9.3(e) hereof.

“Note” means that certain Promissory Note, dated the date hereof, in the Original Principal Amount, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“OFAC” has the meaning set forth in Section 10.25 hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member, trustee, manager or sole member of Borrower, as applicable.

“Operating Expenses” means the total of all expenditures incurred by Borrower (if any), computed in accordance with GAAP (or an Approved Accounting Method), of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, ground rent (if any), bad debt, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, all fees and compensation payable to Manager pursuant to the terms of the Management Agreement, payroll and related taxes, computer processing charges, operational equipment or other lease payments as reasonably approved by Lender and other similar costs to the extent incurred by Borrower (as opposed to Tenant), but excluding depreciation and other non-cash items, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Operating Partnership” means Rodin Global Property Trust Operating Partnership, L.P., a Delaware limited partnership.

“Original Principal Amount” means $21,000,000.00].

“Other Charges” means all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof to the extent incurred by Borrower (as opposed to Tenant).

“Other Obligations” shall have the meaning as set forth in the Security Instrument.

“Outstanding Principal Balance” means the portion of the Original Principal Amount that remains outstanding from time to time.

“Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the term of the Loan.

“Permitted Encumbrances” means collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (or that Borrower is contesting in accordance with the terms of Section 5.1.2 hereof), (d) easements or other encumbrances granted pursuant to Section 5.2.10 hereof, (e) the Leases (and matters permitted to be undertaken thereunder by Tenant, other than matters for which Borrower’s consent is required and which would otherwise constitute a violation hereof), (f) other Liens that Borrower is contesting in accordance with the terms hereof, and (g) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, which Permitted Encumbrances (excluding (e)), individually or in the aggregate, do not materially and adversely affect the value, operation or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington

Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Par Prepayment Date” means August 6, 2027.

“Permitted Transfer” means any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests, beneficial interests or other ownership interests previously held by a decedent to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests, beneficial interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) a transfer for estate planning purposes of any Person’s interests in a Restricted Party, whether direct or indirect, (d) a CF Corporate Transaction, (e) [intentionally omitted], (f) any public issuance, sale, redemption, pledge or Transfer of interests, directly or indirectly, in any Person provided that such stock, shares or other beneficial interests are listed on the New York Stock Exchange or another nationally or internationally recognized stock exchange, (g) Transfers of shares in a publicly traded mutual fund, and (h) transfers of non-voting “accommodation” interests in a real estate investment trust to not more than 128 Persons to qualify such entity for tax treatment as a real estate investment trust, provided, in each case, Borrower shall continue to comply with the representations, warranties and covenants under Sections 4.1.30 (Special Purpose Entity), 4.1.34 (Investment Company Act), 4.1.35 (Embargoed Persons), 5.1.23 (Embargoed Persons) and 5.2.9 (ERISA).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” has the meaning set forth in the granting clause of the Security Instrument.

“Physical Conditions Report” shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that the Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements on the Property.

“Policies” has the meaning specified in Section 6.1(b) hereof.

“Policy” has the meaning specified in Section 6.1(b) hereof.

“Preferred Equity” shall mean a class of equity investment that is distinguishable from other classes of equity because it offers the holder of such equity a fixed rate of return and is required to be redeemed by a date certain, and if the return requirement or redemption requirement is not satisfied, results in change of control or material dilution of the other classes of equity. It is acknowledged that the equity interests in Sponsor shall not constitute Preferred Equity.

“Prepayment Date” shall mean the date on which Borrower shall prepay the Note, in whole or in part, in accordance with the terms of Article 9 of the Note.

“Principal” means the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership or managing member or manager of Borrower, if Borrower is a multi-member limited liability company. If Borrower is a limited liability company formed in Delaware with only one member or multiple members and includes a “springing member”, there shall be no Principal.

“Property” shall mean the parcel of real property, the Improvements now or hereafter erected, situated or installed thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property (real and personal) and the Improvements, all as more particularly described in the granting clauses of the Security Instrument.

“Provided Information” means any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Principal, Guarantor and/or Manager.

“Purchase and Sale Agreement” shall mean that certain Purchase and Sale Agreement dated as of December 19, 2017 between Cantor Real Estate Investment Management Investments, LLC, a Delaware limited liability company, as purchaser and LIC Charlotte Office Building, Inc., a Delaware corporation, as seller as amended by that certain First Amendment to Purchase and Sale Agreement dated as of January 16, 2018, as assigned by purchaser to Borrower pursuant to that certain Assignment and Assumption of Purchase and Sale Agreement dated as of February 1, 2018 between Cantor Real Estate Investment Management Investments, LLC, a Delaware limited liability company, and Borrower.

“Qualified CF Equity Holder” shall mean CFLP, and/or an entity Controlled by CFLP.

“Qualified Fund Manager” shall mean any Person that on the date of determination is not subject to a Bankruptcy Action and is (i) one of the Persons listed on Schedule VIII or (ii) another nationally recognized manager of commercial real estate debt or equity funds investing through a fund with committed capital of at least $200,000,000.

“Qualified Manager” shall mean (a) Manager, (b) an entity majority owned and controlled by a Qualified CF Equity Holder that is (or was formed to be) engaged in the management of commercial real estate assets, (c) Newmark Grubb Knight Frank, or (d) a reputable and experienced management organization reasonably satisfactory to Lender, which organization or its principals possess at least ten (10) years of experience in managing properties similar in scope, size, use and value of the Property, provided that, as to clause (d) of this definition, (i) if a Securitization has occurred, Borrower shall, at Lender’s option, obtain prior written confirmation from the Rating Agencies that management of the Property by such entity will not cause a downgrading, withdrawal or qualification of the then current rating of the Securities issued pursuant to the Securitization, and (ii) if a Securitization has not occurred, Borrower shall have obtained the prior written consent of Lender.

“Qualified Real Estate Investor” shall mean a Person (i) with a net worth of at least $100,000,000, (ii) with not less than five (5) years’ experience in commercial real estate investments, (iii) that satisfies the provisions of Section 4.1.35 hereof, (iv) with respect to which Borrower delivers to Lender, at Borrower’s sole cost and expense, searches pertaining to litigations, judgments, liens and bankruptcy history and “know your customer” searches pertaining to criminal history, OFAC and Patriot Act requirements, reasonably acceptable to Lender, and (v) who satisfies other non-discretionary, administrative requirements of Lender.

“Qualified Replacement Guarantor” shall mean (a) CFLP, (b) Sponsor, (c) a Qualified Fund Manager, (d) a Qualified Real Estate Investor, (e) an entity Controlled by CFLP, Sponsor, a Qualified Fund Manager or a Qualified Real Estate Investor; provided that, in each case with respect to this clause (e), the applicable Person (i) satisfies the provisions of Section 4.1.35 hereof [Embargoed Person] and (ii) Borrower delivers to Lender, at Borrower’s sole cost and expense, searches pertaining to litigations, judgments, liens and bankruptcy history and “know your customer” searches pertaining to criminal history, OFAC and Patriot Act requirements reasonably acceptable to Lender, or (f) a Person (i) with not less than five (5) years’ experience in commercial real estate investments, (ii) that satisfies the provisions of Section 4.1.35 hereof [Embargoed Person], and (iii) with respect to which Borrower delivers to Lender, at Borrower’s sole cost and expense, searches pertaining to litigations, judgments, liens and bankruptcy history and “know your customer” searches pertaining to criminal history, OFAC and Patriot Act requirements reasonably acceptable to Lender; provided that, in each case with respect to clauses (a), (b), (c), (d), (e) and (f), (A) the applicable Person satisfies other non-discretionary, administrative requirements of Lender, if any, and (B)(x) in the case of a Person other than Sponsor, has a net worth equal to or greater than $21,000,000.00 (excluding any equity in the Property), and Liquid Assets of not less than $2,100,000.00 or (y) in the case of Sponsor only, has a net worth equal to or greater than $10,000,000.00 (excluding any equity in the Property), and Liquid Assets of not less than $1,000,000.00; and provided further that, in each case with respect to clauses (a), (b), (c), (d), (e) and (f), the applicable Person assumes all obligations of Guarantor under the Loan Documents. In each case, a “Qualified Replacement Guarantor” shall Control Borrower or be under common Control with the entity that Controls Borrower.

“Rating Agencies” means each of S&P, Moody’s, Fitch and Morningstar, Kroll Bond Rating Agency, Inc. or any other nationally recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Reimbursement Allowance” shall have the meaning ascribed to such term in the Daimler Lease.

“Reimbursement Allowance Portion” shall have the meaning set forth in Section 7.8.1 hereof.

“Reimbursement Request Documentation” shall mean, with respect to each request for disbursement of funds from the Unfunded Obligations Account, an Officer’s Certificate, certifying to Lender that, (i) Daimler has satisfied all of the conditions in the Daimler Lease it is required to satisfy in order for it to receive the requested Reimbursement Allowance and/or HVAC Allowance, as applicable, (ii) all conditions set forth in the Purchase and Sale Agreement for the disbursement of the Reimbursement Allowance and/or HVAC Allowance, as applicable, have been satisfied, (iii) in connection with any amounts representing a Reimbursement Allowance, that the requested disbursement relates to reimbursing Daimler for Eligible Costs, (iv) in connection with any amounts representing a HVAC Allowance, that the requested disbursement relates to reimbursing Daimler for HVAC Work, (v) the amount of the requested disbursement and the date such amount must be paid to Daimler pursuant to the terms of the Daimler Lease, and (v) that all prior disbursements from the Unfunded Obligations Account have been paid by Borrower to Daimler in accordance with the Daimler Lease and Purchase and Sale Agreement.

“Reimbursement Request” shall have the meaning ascribed to such term in the Daimler Lease.

“Release” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Relevant Documents” has the meaning set forth in Section 9.3(e) hereof.

“Relevant Restoration Threshold” shall mean 5% of the Outstanding Principal Balance.

“Remediation” includes any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the Code, the non-imposition of any tax on such REMIC Trust under the Code (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other REMIC Trust-related constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the Code)).

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rent Allowance Portion” shall have the meaning set forth in Section 7.8.2 hereof.

“Rents” shall mean all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents (including, without limitation, any and all termination fees payable to Borrower under, or in connection with, any Major Tenant Lease), royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” means, collectively, the Tax and Insurance Escrow Fund, the Unfunded Obligations Funds, the Capital Expenditure Funds, the Rollover Funds, the Excess Cash Flow Reserve Fund, the Major Tenant Rollover Funds and any other escrow fund established by the Loan Documents.

“Restricted Party” means, collectively, (a) Borrower and any Guarantor, and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of Borrower or any Guarantor.

“Revised Interest Rate” three percent (3.0%) per annum plus the greater of (i) the Initial Interest Rate, or (ii) the ten (10) year swap yield as of the first (1st) Business Day after the Anticipated Repayment Date (as determined by Lender in its sole discretion).

“Rollover Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Funds” shall have the meaning set forth in Section 7.4.1 hereof.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Securities” has the meaning set forth in Section 9.1 hereof.

“Securitization” has the meaning set forth in Section 9.1 hereof.

“Securitization Vehicle” means each REMIC Trust or Grantor Trust into which all or a portion of the Loan or an interest therein has been transferred.

“Security Instrument” means that certain first priority Mortgage, or similar instrument, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” has the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” has the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” means a corporation, limited partnership or limited liability company that, at all times on and after the date hereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:

(i) is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, financing, managing, operating, and disposing of the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) in the case of a Principal, acting as a general partner of the limited partnership that owns the Property or as managing member or manager of the limited liability company that owns the Property, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to (A) the purposes set forth in clause (1) above, or (B) in the case of a Principal, acting as general partner of the limited partnership that owns the Property or as a managing member or manager of the limited liability company that owns the Property, as applicable;

(iii) has not owned and shall not own any real property other than, in the case of Borrower, the Property;

(iv) does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, the Property and personal property necessary or incidental to its ownership and operation of the Property or (B) in the case of a Principal, its partnership interest in the limited partnership that owns the Property or the managing member or manager interest in the limited liability company that owns the Property, and personal property necessary or incidental to its ownership of such interests;

(v) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of a Principal, any transfer of its partnership, membership or trustee interests;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement, trust agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company (or multi-member Delaware limited liability company), (B) has one (1) Independent Director and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;

(viii) if such entity is a corporation, has and shall have at least one (1) Independent Director, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is a Principal, with respect to Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors or managers unless one (1) Independent Director shall have participated in such vote and shall have voted in favor of such action;

(ix) (A) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member (or multi-member) limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity that is a corporation that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company and that has at least one (1) Independent Director; and (B) if such entity is a single-member limited liability company (or multi-member limited liability company), (I) is and shall be a Delaware limited liability company, (II) has and shall have at least one (1) Independent Director serving as manager of such company, (III) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action, either with respect to itself or, if the company is a Principal, with respect to Borrower, in each case, without the unanimous consent of its board of directors or managers including the consent of the Independent Director then serving as manager of the company, and (IV) has and shall have either (x) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (y) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(x) [reserved];

(xi) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not: (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets except as permitted by the Loan Documents; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the unanimous consent of its board of directors or managers including the vote of the Independent Director, or the consent of a Principal that is its member or general partner (which Principal shall have obtained the affirmative vote of the Independent Director), take any Material Action;

(xii) is, as of the Closing Date, and intends to remain solvent and paying its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same become due, and is, as of the Closing Date, and intends to remain maintaining adequate capital for the normal obligations reasonably foreseeable within the following thirty (30) day period for a business of its size and character and in light of its contemplated business operations (unless any such insolvency, or failure to pay its debts and liabilities, or failure to maintain adequate capital is due to an insufficiency in Gross Income from Operations, or Borrower’s lack of access thereto due to the exercise of rights or remedies by Lender or any party acting on behalf of or for the benefit of Lender,); provided, however, that the foregoing shall not require any member, partner or beneficiary, direct or indirect, any Guarantor, or any other Person to make additional capital contributions (nor shall it prohibit the provision of any such capital by such Persons);

(xiii) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv) has maintained and shall maintain its books of account, books and records, and bank accounts (subject to clause (xix) below) separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns, or to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(xv) has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person, except as required by the Loan Documents and except with respect to a custodial account maintained by the Manager on behalf of

Borrower and certain other Affiliates of Guarantor in which the funds have been and are separately accounted, and will continue to be separately accounted, for each item of income and expense applicable to the Property and the Borrower;

(xvii) has held and shall hold its assets in its own name;

(xviii) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP (or an Approved Accounting Method or other basis reasonably acceptable to Lender, consistently applied); or if such entity is disregarded for federal tax purposes, permitted by GAAP (or an Approved Accounting Method or other basis reasonably acceptable to Lender, consistently applied); provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx) has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations, which may be none, (unless any failure to do so is due to an insufficiency in Gross Income from Operations, or Borrower’s lack of access thereto due to the exercise of rights or remedies by Lender or any party acting on behalf of or for the benefit of Lender); provided, however, that the foregoing shall not require any member, partner or beneficiary, direct or indirect, any Guarantor, or any other Person to make additional capital contributions (nor shall it prohibit the provision of any such capital by such Persons);

(xxi) has observed and shall observe all partnership, corporate, trust or limited liability company formalities, as applicable;

(xxii) has not incurred Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property, and (D) obligations under the Leases and Permitted Encumbrances;

(xxiii) will have no Indebtedness other than (A) the Loan, (B) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, which liabilities are (1) not more than sixty (60) days past the later of the date incurred or invoiced (unless disputed in accordance with applicable law), (2) not evidenced by a note, (3) paid when due, (4) reasonable under the circumstances, and (5) in an aggregate amount with respect to the Property not exceeding three percent (3.0%) of the Outstanding Principal Balance at any time, (C) [intentionally omitted], (D) such other liabilities that are permitted pursuant to this Agreement, and (E) obligations under the Leases and Permitted Encumbrances; provided, however, a breach of clauses (1), (3) and/or (5) above that is due to an insufficiency in Gross Income from Operations, Borrower’s lack of access thereto due to the exercise of rights or remedies by Lender or any party acting on behalf of or for the benefit of Lender shall not result in recourse under Section 9.3 hereof; and further provided, however, that the foregoing shall not be deemed to require any member, partner or beneficiary, direct or indirect, any Guarantor, or any other Person to make additional capital contributions (nor shall it prohibit the provision of any such capital by such Persons);

(xxiv) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;

(xxv) has not acquired and shall not acquire obligations or securities of its partners, members, beneficiaries or shareholders or any other owner or Affiliate;

(xxvi) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) has maintained and used and shall maintain and use separate invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property;

(xxix) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person except as provided in (xvi) above;

(xxx) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person except as provided in (xvi) above;

(xxxi) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable or at least no less advantageous to those of an arm’s-length transaction with an unrelated third party;

(xxxiv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt;

(xxxv) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(xxxvi) has not formed, acquired or held and shall not form, acquire or hold any subsidiary except in the case of Principal, the interests as Manager of Borrower;

(xxxvii) is in compliance with and shall comply with all of the terms and provisions contained in its organizational documents.

(xxxviii) [intentionally omitted];

(xxxix) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts, except as provided in (xvi) above;

(xl) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(xli) has paid all taxes which it owes provided that the foregoing shall not require any member, partner or beneficiary to make additional capital contributions, nor prohibit them from doing the same;

(xlii) has paid any and all judgments against it provided that the foregoing shall not require any member, partner or beneficiary to make additional capital contributions, nor prohibit them from doing the same; and

(xliii) has no material contingent or actual obligations not related to the Property provided that the foregoing shall not require any member, partner or beneficiary to make additional capital contributions, nor prohibit them from doing the same.

“Sponsor” shall mean Rodin Global Property Trust, Inc., a Maryland corporation.

“State” means, the State or Commonwealth in which the Land or any part thereof is located.

“Survey” means a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” has the meaning set forth in Section 7.2 hereof.

“Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Tenant Direction Letter” shall have the meaning set forth in Section 2.7.1(b) hereof.

“Tenant Work” shall have the meaning ascribed to such term in the Daimler Lease.

“Threshold Amount” shall mean 5% of the Outstanding Principal Balance.

“Title Insurance Policy” means the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“Transfer” has the meaning set forth in Section 5.2.10(a) hereof.

“Transferee” has the meaning set forth in Section 5.2.10(d) hereof.

“Transferee’s Principals” means collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other single member, partner or shareholder which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee, provided, however, if Transferee is a fund managed by a Qualified Fund Manager, the foregoing clause (B) shall not apply.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State in which the Property is located.

“Unfunded Obligations Account” shall have the meaning set forth in Section 7.8.1 hereof.

“Unfunded Obligations Funds” shall have the meaning set forth in Section 7.8.1 hereof.

“Upstream Borrower” shall mean any CF Company whose interest in Guarantor comprises not more than 10% of the total asset value under its ownership and/or management.

“Upstream Loan” has the meaning set forth in Section 5.2.10(h) hereof.

“U.S. Obligations” means non-redeemable, non-prepayable, non-callable securities evidencing an obligation to timely pay principal or interest in a full and timely manner that constitute “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, and are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

Section 1.2 Principles of Construction. The following rules of construction shall be applicable for all purposes of this Agreement and all documents or instruments supplemental hereto, unless the context otherwise clearly requires:

(a) any pronoun used herein shall be deemed to cover all genders, and words importing the singular number shall mean and include the plural number, and vice versa;

(b) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”;

(c) an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender;

(d) no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion hereof or any other Loan Document;

(e) the cover page (if any) of, all recitals set forth in, and all Exhibits to, this Agreement are hereby incorporated herein;

(f) all references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified;

(g) all uses of the words “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to” unless the context shall indicate otherwise;

(h) unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(i) unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II – GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) pay all past due basic carrying costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the Outstanding Principal Balance shall accrue from (and including) the Closing Date to (but excluding) the Anticipated Repayment Date at the Initial Interest Rate or as otherwise set forth in this Agreement or in the Note. Interest on the Outstanding Principal Balance (including any Accrued Interest) shall accrue from (and including) the Anticipated Repayment Date to (but excluding) the Maturity Date at the Revised Interest Rate or as otherwise set forth in this Agreement or in the Note.

2.2.2 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Applicable Interest Rate and a three hundred sixty (360) day year by (c) the Outstanding Principal Balance. Borrower acknowledges that the calculation method for interest described herein results in a higher effective interest rate than the numeric Applicable Interest Rate and Borrower hereby agrees to this calculation method.

2.2.3 Default Rate. Upon the occurrence of an Event of Default (including the failure of Borrower to make full payment on the Maturity Date), Lender shall be entitled to receive and Borrower shall pay interest on the Outstanding Principal Balance at the Default Rate. Interest shall accrue and be payable at the Default Rate from the occurrence of an Event of Default until all Events of Default have been waived in writing by Lender in its discretion. Such accrued interest shall be added to the Outstanding Principal Balance, and interest shall accrue thereon at the Default Rate until fully paid. Such accrued interest shall be secured by the Security Instrument and other Loan Documents. Borrower agrees that Lender’s right to collect interest at the Default Rate is given for the purpose of compensating Lender at reasonable amounts for

Lender’s added costs and expenses that occur as a result of Borrower’s default and that are difficult to predict in amount, such as increased general overhead, concentration of management resources on problem loans, and increased cost of funds. Lender and Borrower agree that Lender’s collection of interest at the Default Rate is not a fine or penalty, but is intended to be and shall be deemed to be reasonable compensation to Lender for increased costs and expenses that Lender will incur if there occurs an Event of Default hereunder. Collection of interest at the Default Rate shall not be construed as an agreement or privilege to extend the Maturity Date or to limit or impair any rights and remedies of Lender under any Loan Documents. If judgment is entered on the Note, interest shall continue to accrue post-judgment at the greater of (a) the Default Rate or (b) the applicable statutory judgment rate.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal (without prepayment premium of any amount) and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payment. Payments of principal, interest, and Late Charges (as defined in the Note) shall be made as provided in the Note.

Section 2.4 Prepayments. Except as otherwise provided in Section 9 and Section 10 of the Note, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Anticipated Repayment Date.

Section 2.5 Intentionally Omitted.

Section 2.6 Release of Property. Except as set forth in Section 9 of the Note or Section 10 of the Note, as applicable and this Section 2.6, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument on the Property.

(a) If Borrower has the right to and has elected to prepay in full or defease the Loan in accordance with this Agreement and the Note, upon satisfaction of the requirements of Section 2.4 hereof and Section 9 of the Note (in the case of a yield maintenance prepayment, if then permitted under this Agreement and the Note) or Section 10 of the Note (in the case of a full defeasance, if then permitted under this Agreement and the Note), as applicable, and this Section 2.6, the entire Property shall be released from the Lien of the Security Instrument.

(b) In connection with the release of the Security Instrument, Borrower shall submit to Lender, not less than ten (10) days prior to the Prepayment Date, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, all recording charges, filing fees, taxes or other expenses payable in connection therewith. Upon the release of the Property in accordance with this Section 2.6 following a full defeasance of the Loan in accordance with the terms and conditions of Section 10 of the Note, Borrower shall have no further right to prepay the Note prior to the Permitted Par Prepayment Date.

Section 2.7 Clearing Account/Cash Management.

2.7.1 Clearing Account. (a) During the term of the Loan, Borrower shall establish and maintain an Eligible Account (the “Clearing Account”) with Clearing Bank for the benefit of Lender, which Clearing Account shall be under the sole dominion and control of Lender. The Clearing Account shall be entitled in the name of Borrower for the benefit of Lender. Borrower hereby grants to Lender a first-priority security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof and shall take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account, including filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account. All costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower. All monies now or hereafter deposited into the Clearing Account shall be deemed additional security for the Debt. The Clearing Account Agreement and Clearing Account shall remain in effect until the Loan has been repaid or defeased in full.

(b) Borrower shall (i) on or prior to the Closing Date with respect to the Daimler Lease in existence on the date hereof and (ii) simultaneously with the execution of any Lease entered into after the date hereof, deliver a written notice substantially in the form attached hereto as Schedule IV to all Tenants to deliver all Rents payable under their respective Leases directly to the Clearing Account (a “Tenant Direction Letter”). Without the prior written consent of Lender, neither Borrower nor any Manager shall (i) terminate, amend, revoke or modify any Tenant Direction Letter in any manner or (ii) direct or cause any Tenant to pay any amount in any manner other than as provided in the Tenant Direction Letter. Borrower shall, and shall cause any Manager to, deposit all amounts received by Borrower or such Manager constituting Rents into the Clearing Account within two (2) Business Days after receipt thereof. Until so deposited, all Rents received by Borrower or Manager shall be held in trust for the benefit of Lender and shall not be commingled with any other funds or property of Borrower or Manager.

(c) Pursuant to the terms of the Clearing Account Agreement, the Clearing Bank shall transfer on each Business Day during the term of the Loan, all amounts on deposit in the Clearing Account to the Cash Management Account in immediately available funds by federal wire transfer once every Business Day.

(d) Upon the occurrence of an Event of Default or any Bankruptcy Action of Borrower, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Clearing Account to the payment of the Debt in any order in its discretion.

(e) The Clearing Account shall not be commingled with other monies held by Borrower, any Affiliate of Borrower or Clearing Bank, except as provided in clause (xvi) of the definition of “Special Purpose Entity”.

(f) Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Clearing Account or the Clearing Account Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Clearing Account was established.

(h) Upon (i) Clearing Bank ceasing to be an Eligible Institution, (ii) the Clearing Account ceasing to be an Eligible Account, (iii) any resignation by Clearing Bank or termination of the Clearing Account Agreement by Clearing Bank or Lender or (iv) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s written request, (A) terminate the existing Clearing Account Agreement, (B) appoint a new Clearing Bank (which such Clearing Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (C) cause such Clearing Bank to open a new Clearing Account (which such account shall be an Eligible Account) and enter into a new Clearing Account Agreement with Lender on substantially the same terms and conditions as the previous Clearing Account Agreement and (D) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Clearing Account Agreement and Clearing Account. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 2.7.1 in the name of Borrower in the event Borrower fails to do the same. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

2.7.2 Cash Management Account. (a) On or about the date hereof, a segregated Eligible Account (the “Cash Management Account”) shall be established and maintained with Agent in Borrower’s name for the benefit of Lender in accordance with the Cash Management

Agreement, which Cash Management Account shall be under the sole dominion and control of Lender. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and shall take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) Borrower shall instruct Clearing Bank to transfer on each Business Day during the term of the Loan, all amounts on deposit in the Clearing Account to the Cash Management Account to be applied in accordance with the Cash Management Agreement. The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the Cash Management Account following the occurrence of an Event of Default and Lender’s acceleration of the Debt or any Bankruptcy Action of Borrower may be applied by Lender in such order and priority as Lender shall determine.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

2.7.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE III – CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Subject to the disclosures on Schedule VII attached hereto, Borrower represents and warrants as of the date hereof that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in the each jurisdiction where it is required to be so qualified in connection with its businesses and operations, or has made all necessary filings, paid all requisite fees and taken all other required steps to obtain such qualification and will be so qualified following the completion of certain ministerial, non-discretionary acts by the applicable jurisdiction. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The direct and indirect ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which the Property or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity, arbitrations, or governmental investigations by or before any Governmental Authority or other agency now pending, filed, or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor, Principal or, to Borrower’s knowledge, the Property, which actions, suits or proceedings, or governmental investigations, if determined against Borrower, Guarantor, Principal or the Property, would reasonably be expected to materially adversely affect (a) title to the Property; (b) the validity or enforceability of the Security Instrument; (c) Borrower’s ability to perform their respective obligations, if any, under the Loan; (d) Guarantor’s ability to perform under the Guaranty and/or the Environmental Indemnity; (e) the use, operation or value of the Property; (f) the principal benefit of the security intended to be provided by the Loan Documents; (g) the current ability of the Property to generate net cash flow sufficient to service the Loan; or (h) the current principal use of the Property.

4.1.5 Agreements. Except for those instruments and agreements set forth as Permitted Exceptions in the Title Insurance Policy, Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. To Borrower’s knowledge, Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound which would reasonably be expected to materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and/or as otherwise permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To the best of Borrower’s knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s actual knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents, other than matters insured by the Title Insurance Policy.

4.1.7 Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can reasonably foresee, would reasonably be expected to materially adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute , regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Except as disclosed in the zoning information delivered to Lender in connection with the origination of the Loan (but only to the extent that Borrower has no actual knowledge after due inquiry of any inconsistencies contained therein), Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s actual knowledge after due inquiry, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Except as disclosed in the zoning information delivered to Lender in connection with the origination of the Loan (but only to the extent that Borrower has no actual knowledge after due inquiry of any inconsistencies contained therein), the Improvements at the Property were in material compliance with applicable law on the Closing Date.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or an Approved Accounting Method or other basis reasonably acceptable to Lender, consistently applied) throughout the periods covered, except as disclosed therein; provided, however, that if any financial data is delivered to Lender with respect to any Person other than Borrower, Guarantor or any Affiliate of Borrower or Guarantor, then the foregoing representations with respect to such financial data shall be to the best of Borrower’s knowledge, after due inquiry. Except for Permitted Encumbrances and Indebtedness otherwise permitted hereby, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or the operation thereof as retail property, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge (except as previously disclosed to Lender in writing), is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right of way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17 Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there, to the best of Borrower’s knowledge, after due inquiry, any contemplated improvements to the Property that may result in such special or other assessments for which the Major Tenant is not responsible under the Major Tenant Lease.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtor’s obligations. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower (or Major Tenant, as applicable) has obtained and has delivered to Lender certificates of insurance reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To the best of Borrower’s knowledge, no claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, which would materially and adversely affect the value, operation or use of the Property or Borrower’s ability to repay the Loan, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Use of Property. The Property is used exclusively for retail purposes and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. To the best of Borrower’s knowledge after due inquiry, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required to be obtained by any Person other than Borrower for the legal use, occupancy and operation of the Property for retail purposes, have been obtained and are in full force and effect to the extent the failure to do so would reasonably be expected to materially adversely affect Borrower or the continued use and occupancy of the Property. To the best of Borrower’s knowledge after due inquiry, the use being made of the Property is in conformity with the certificate of occupancy issued for the Property to the extent the failure to do so would reasonably be expected to materially adversely affect Borrower or the continued use and occupancy of the Property.

4.1.23 Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a) is in full force and effect with respect to the Property.

4.1.24 Physical Condition. Except as disclosed in the Physical Conditions Reports delivered to Lender in connection with the Loan, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Except as shown on the Surveys, to Borrower’s knowledge, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and to Borrower’s knowledge, no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26 Leases. The Property is not subject to any leases other than the Daimler Lease. Borrower has delivered to Lender a true, correct and complete copy of the Daimler Lease. Borrower is the owner and lessor of landlord’s interest in the Daimler Lease. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Daimler Lease. The Daimler Lease is in full force and effect, and, to Borrower’s knowledge after due inquiry, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. All work to be performed by Borrower under the Daimler Lease has been performed as required and has been accepted by Daimler, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to Daimler has already been received by Daimler. There has been no prior sale, transfer or assignment, hypothecation or pledge of the Daimler Lease or of the Rents received therein which is outstanding. To Borrower’s knowledge after due inquiry, Daimler has not assigned the Daimler Lease or sublet all or any portion of the premises demised thereby, Daimler does not hold its leased premises under assignment or sublease, nor does anyone except Daimler (including any subtenants permitted under its Lease) and its employees occupy such leased premises, other than licensees, concessionaires and similar occupants as permitted under the Daimler Lease. Daimler does not have a right or option pursuant to the Daimler Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Daimler does not have any right or option for additional existing space in the Improvements.

4.1.27 Survey. To Borrower’s knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28 Inventory. Subject to and except as provided in the Lease, Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Security Instrument) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the acquisition of the Property by Borrower have been paid or are simultaneously being paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid.

4.1.30 Special Purpose Entity/Separateness.

(a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower has been since its formation, is now, and shall continue to be a Special Purpose Entity and (ii) Principal (if applicable) has been since its formation, is now, and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Borrower covenants and agrees that Borrower shall provide Lender with thirty (30) days’ prior written notice prior to the removal of an Independent Director of Borrower.

4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (if any), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects, provided, however, that if such information was provided to Borrower or on behalf of Borrower by non-affiliated third parties, Borrower represents that such information is, to the best of its knowledge after due inquiry, true, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would reasonably be expected to materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower. To the best of Borrower’s knowledge, Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. Notwithstanding the foregoing, to the extent that an Embargoed Person acquires a non-controlling interest in Borrower, either (1) without the knowledge of Borrower or Guarantor, through a transaction brokered by a FINRA and SEC registered broker dealer, provided such broker dealer has executed a dealer agreement or selling agreement with Guarantor or an affiliate of Guarantor in which it covenants to, among other things, comply with The USA PATRIOT Act (or any successor legislation), or (2) without the knowledge of Borrower or Guarantor, after the initial sale or offering of such interests in Borrower, the resulting breach of the foregoing representations shall be deemed to be unintentional and not willful or grossly negligent for purposes of Section 9.3 hereof.

4.1.36 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. The Borrower is organized under the laws of the State of Delaware and its organizational identification number is 6667612. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior written notice. Borrower shall not change the place of its organization without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

4.1.37 Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), (a) to the best of Borrower’s knowledge after due inquiry, there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), and (ii) de-minimis amounts necessary to operate the Property for the purposes set forth in this Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law, (b) to the best of Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) to the best of Borrower’s knowledge, there is no threat of any Release of Hazardous Substances migrating to the Property; (d) to the best of Borrower’s knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto (including, but not limited to, the payment of any fees required in connection therewith), in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and has provided to Lender all information that has been requested by Lender relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property, to the extent such is contained in Borrower’s files and records. To Borrower’s actual knowledge based on the Environmental Report delivered to Lender in connection herewith, and except as set forth in such Environmental Report, no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste, except in either event, in compliance with applicable federal, state or local statues, rules and regulations.

4.1.38 Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Clearing Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Clearing Account or Cash Management Account;

(b) Each of the Clearing Account and Cash Management Account constitutes a “deposit account” or “securities account” within the meaning of the Uniform Commercial Code);

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Clearing Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d) The Clearing Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Clearing Bank and Agent complying with instructions with respect to the Clearing Account and Cash Management Account from any Person other than Lender; and

(e) The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents, as to their accuracy on the date hereof, shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V – BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property, including, without limitation, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents, subject to the rights of the Major Tenant under the Major Tenant Lease. Borrower shall keep (or cause to be kept) the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall from time to time, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender that the property complies with all Legal Requirements or is exempt from compliance with Legal Requirements. Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements. Borrower or Major Tenant, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (ii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iii) if Borrower is the party contesting, Borrower shall provide to Lender notice of such contest concurrently with its notice to the governmental body or instrumentality to which the contest is directed; (iv) Borrower or Major Tenant shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower or Major Tenant shall furnish such security as may be required in the proceeding to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges.

(a) Borrower shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable: provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof, or the Daimler Lease is in full force and effect and Daimler complies with its obligations thereunder to pay such Taxes (subject to any notice and cure periods under the Daimler Lease).

If the Daimler Lease no longer is in effect, Borrower shall deliver or cause to be delivered to Lender receipts for payment or other evidence that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property (subject to the rights of the Major Tenant under the Major Tenant Lease to contest the same), and shall promptly pay for all utility services provided to the Property.

(b) Borrower or Major Tenant, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Liens, Taxes or Other Charges, provided that (i) if the Major Tenant Lease is no longer in effect, Borrower shall provide prior written notice of any such contest to Lender; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower or Major Tenant shall promptly upon final determination thereof pay the amount of any such Liens, Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Liens, Taxes or Other Charges from the Property; and (vi) Borrower or Major Tenant shall furnish such security as may be required in the proceeding to insure the payment of any such Liens, Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

(c) If at any time, Lender determines that Taxes have not been paid and the Property or any part thereof or interest therein will be in imminent danger of being sold, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, payment of such Taxes. All amounts incurred by Lender in connection with such action or in paying such Taxes shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower or Guarantor which might materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of Tenants under their respective Leases.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Subject to the terms of the Major Tenant Lease, Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation (if such Casualty or Condemnation exceeds the Materiality Threshold or Lender otherwise determines that an appraisal is required to comply with applicable REMIC rules or regulations) affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense (except as otherwise provided herein):

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals (to the extent required by applicable REMIC rules on regulations), title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

Notwithstanding the foregoing, however, Borrower shall have no obligation to take any actions or execute any documents pursuant to this Section 5.1.9, which (i) increase Borrower’s or Guarantor’s obligations, (ii) diminish their respective rights, (iii) otherwise adversely affect Borrower, Guarantor or any Affiliate of Borrower, except (in each case) to a de minimis extent, or (iv) would constitute a default by Borrower, as landlord, under the Major Tenant Lease.

5.1.10 Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (unless otherwise permitted hereunder) unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s entity type, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion (unless otherwise permitted hereunder). Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and in accordance with an Approved Accounting Method (or another accounting basis reasonably acceptable to Lender, consistently applied) proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower shall furnish, or cause to be furnished, to Lender annually, within ninety (90) days following the end of each Fiscal Year, annual financial statements of Borrower, certified by an officer of Borrower (but not audited) and prepared in accordance with an Approved Accounting Method (or another accounting basis reasonably acceptable to Lender, consistently applied) covering the Property on a combined basis for such Fiscal Year, together with, upon Lender’s request, certified financial statements relating to the Property. Such financial statements for the Property for such Fiscal Year shall contain statements of profit and loss for the Borrower and the Property and a balance sheet for the Borrower (which shall reflect the book value of the Property based on its allocated purchase price, and will not reflect depreciation). Such statements shall set forth the financial condition and the results of Borrower’s operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each calendar quarter ending in March, June and September the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; and (ii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3) month period as of the last day of such period. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.30(a) are true and correct as of the date of such certificate.

(d) For the partial year period commencing on the date hereof and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than forty-five (45) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender; provided, that if no Event of Default or Cash Sweep Event then exists, Borrower shall only be required to submit an Annual Budget upon Lender’s request, and shall have an additional sixty (60) days (i.e., for thirty (30) days after the commencement of such period or Fiscal Year) within which to submit the Annual Budget. During a Cash Sweep Period, the Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”) not to be unreasonably withheld or conditioned. Until the approval of any such submitted Annual Budget, the Annual Budget for the immediately preceding period or Fiscal Year shall be utilized for all purposes set forth herein. Borrower’s written request for such approval shall be delivered together with such materials reasonably requested by Lender in order to evaluate such request (it being acknowledged and agreed that no request for consent shall be effective unless and until such materials have been delivered to Lender) and shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.1.11(d) OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT. THE PROPOSED ANNUAL BUDGET SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN FIFTEEN (15) DAYS’ OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”. In the event that Lender fails to approve or disapprove the foregoing written request within such fifteen (15) day period, then Lender’s consent shall be deemed to have been granted. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Such notice shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.1.11(d) OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT. THE PROPOSED ANNUAL BUDGET SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN TEN (10) DAYS’ OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”. In the event that Lender fails to approve or disapprove the second written request within such ten (10) day period, then Lender’s consent shall be deemed to have been granted. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise and resubmit the same to Lender until Lender approves the Annual Budget. During a Cash Sweep Period, until such time that Lender approves a proposed Annual Budget (or such proposed Annual Budget is deemed approved pursuant to this Section 5.1.11(d)), the most recently Approved Annual Budget shall apply; provided, that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges and utility expenses.

(e) During a Cash Sweep Period, in the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, not to be unreasonably withheld or conditioned. Borrower’s written request therefor shall be delivered together with such materials reasonably requested by Lender in order to evaluate such request (it being acknowledged and agreed that no request for consent shall be effective unless and until such materials have been delivered to Lender) and shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.1.11(e) OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT. THIS REQUEST SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN TEN (10) DAYS’ OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”. In the event that Lender fails to approve or disapprove the foregoing written request within such ten (10) day period, then Lender’s consent shall be deemed to have been granted. Notwithstanding the foregoing, this Section 5.1.11(e) does not impose on Lender any obligation to disburse any funds if an Event of Default then exists.

(f) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

(g) Borrower shall deliver to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from each Tenant (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

(h) [intentionally omitted].

(i) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in electronic form or (ii) in any other format reasonably requested by Lender. Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11(i) in connection with the Securitization to such parties requesting such information in connection with such Securitization.

(j) Notwithstanding anything to the contrary contained in this Section 5.1.11 to the contrary, Lender acknowledges and agrees that for so long as the Daimler Lease is in full force and effect, financial statements or other information related solely to Daimler’s operation of the Daimler Premises will be provided to Lender by Borrower only to the extent such reporting is received by, or made available to, Borrower.

5.1.12 Business and Operations. Borrower will continue to engage in its business as presently conducted. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times during the term of the Loan, continue to own the Personal Property that it owns as of the date hereof, if any, which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13 Title to the Property. Borrower shall warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Security Instrument, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement.

(a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to use such efforts to deliver such certificates more frequently than one (1) time in any calendar year, unless an Event of Default then exists and an estoppel signed by the Major Tenant in the form of the estoppel attached as an exhibit or otherwise described in the Major Tenant Lease shall satisfy this requirement.

(c) Within thirty (30) days of a written request by Borrower, Lender shall deliver to Borrower a statement setting forth the items described at (a)(i), (ii), (iii), and (iv) of this Section 5.1.15, provided that Lender shall not be required to deliver such certificates more frequently than once in any calendar year.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions (subject to any matters set forth on an updated Schedule VII that will also be provided at such time).

5.1.19 Environmental Covenants. Subject to pre-existing matters described in the Phase I Environmental Report for the Property delivered to Lender prior to the date hereof, if any (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, whether by Borrower or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property; (iii) there shall be no Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, and (B) in de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law; (iv) subject to a right to contest under applicable environmental law, provided any such contest stays any enforcement proceeding by the applicable authority, Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other person or entity (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender made in the event that Lender has a good faith reason to believe based upon credible evidence or information that an environmental hazard exists on or affects the Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has a good faith reason to believe based on credible evidence or information that an environmental hazard exists on or affects the Property to (A) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Property pursuant to and in accordance with the applicable law; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment as a result of or relating to an environmental hazard at the Property, pursuant to and in accordance with applicable law; (viii) Borrower shall not do or knowingly allow any tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, involves Hazardous Substances or an environmental condition and constitutes a public or private nuisance, involves Hazardous Substances or an environmental condition and constitutes waste, or involves Hazardous Substances or an environmental condition and constitutes and violates any covenant, condition, agreement or easement applicable to the Property; (ix) upon actual knowledge of the same, Borrower shall immediately notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written or oral notice or other communication of which any Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to Hazardous Substances or Remediation thereof, possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section; (x) Borrower shall not install, use, generate, manufacture, store, treat, release or dispose of, nor knowingly permit the installation, use, generation, storage, treatment, release or disposal of, any Hazardous Substances (except de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law) on, under or about the Property, and all uses and operations on or of the Property, whether by Borrower or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (xi) Borrower shall not make any change in the use or condition of the Property which (A) might lead to the presence on, under or about the Property of any Hazardous Substances which is not in accordance with any applicable Environmental Law, or (B) would require, under any applicable Environmental Law, notice be given to or approval be obtained from any governmental agency in the event of a transfer of ownership or control of the Property, in each case without the prior written consent of Lender; (xii) Borrower shall not consent to or otherwise allow any Institutional Control on or to affect the Property without Lender’s prior written consent; and (xiii) Borrower shall take all acts necessary to preserve its status, if applicable, as an “innocent landowner,” “contiguous property owner,” or “prospective purchaser” as to the Property and as those terms are defined in CERCLA; provided, however, that this covenant does not limit or modify any of Borrower’s other duties or obligations under this Agreement.

(b) Subject to the rights of the tenants, and any limitations imposed under the Leases, in the event that Lender has reason to believe that an environmental hazard exists on the Property that may, in Lender’s sole discretion, endanger any Tenants or other occupants of the Property or their guests or the general public, or may materially and adversely affect the value of the Property, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on the Property that, in Lender’s sole judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the Property.

(c) Borrower shall promptly perform all necessary remedial work in response to the presence of any Hazardous Substances on the Property, any violation of any Environmental Laws, or any claims or requirements made by any governmental agency or authority in each case subject to and in accordance with applicable law. All such work shall be conducted by licensed and reputable contractors pursuant to written plans approved by the agency or authority in question (if applicable), under proper permits and licenses (if applicable) and with such insurance coverage as is customarily maintained by prudent property owners in similar situations. If the cost of the work to be done by Borrower (as opposed to Major Tenant) exceeds $250,000, then Lender shall have the right of prior approval over the environmental contractor and plans, which shall not be unreasonably withheld or delayed. All costs and expenses of the remedial work shall be promptly paid by Borrower. In the event Borrower fails to undertake the remedial work, or fails to complete the same within a reasonable time period after the same is undertaken, and if Lender is of the good faith opinion that Lender’s security in the Property is jeopardized thereby, then Lender shall have the right to undertake or complete the remedial work itself. In such event all costs of Lender in doing so, including all fees and expenses of environmental consultants, engineers, attorneys, accountants and other professional advisors, shall become a part of the Loan and shall be due and payable from Borrower upon demand. Such amount shall be secured by the Loan Documents, and failure to pay the same shall be an Event of Default under the Loan Documents. In the event any Hazardous Substances are removed from the Property, either by Borrower or Lender, the number assigned by the United States Environmental Protection Agency to such Hazardous Substances shall be solely in the name of Borrower (or Major Tenant, as required by Environmental Law), and Borrower (or Major Tenant, as required by Environmental Law) shall have any and all liability for such removed Hazardous Substances.

5.1.20 Leasing Matters.

(a) All Leases and all renewals of Leases executed after the date hereof shall (i) provide for economic terms, including rental rates, comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) have a term of not less than five (5) years (unless Lender approves in writing a shorter term), (iv) have a term of not more than fifteen (15) years, including all extensions and renewals (unless Lender approves in writing a longer term), (v) provide that such Lease is subordinate to the Security Instrument and the Assignment of Leases and that the Tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale, (vi) be with Tenants that are creditworthy as determined by Borrower in the exercise of prudent property management practices, (vii) be written substantially in accordance with a standard form of Lease which shall have been approved in writing by Lender (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant), (viii) not be with any Affiliate of Borrower, Guarantor or Manager, (ix) is not a Major Lease and (ix) not contain any option to purchase, any right of first option to purchase, any right of first refusal to purchase, any right to terminate, any requirement for a non-disturbance or recognition agreement, or any other terms which are reasonably likely to materially adversely affect Lender’s rights under the Loan Documents; provided that, in connection with extensions or renewals of Leases existing on the date hereof, any applicable term that would otherwise breach the requirements set forth in this Section 5.1.20(a) shall be permitted to the extent necessary to implement an extension or renewal term expressly contained in the applicable Lease and with respect to which Borrower has no discretion. Any non-compliance with the foregoing requirements shall require Lender’s prior written approval, which shall not be unreasonably withheld or delayed.

(b) Borrower may not enter into Major Leases or modify existing Major Leases demising all or any portion of the Property without the prior written approval of Lender. Notwithstanding the foregoing, if a Major Tenant enters into Lease or modifies a Lease (including, without limitation, a sublease or an assignment) with respect to all or a portion of its rights under a Major Tenant Lease without obtaining Borrower’s prior consent pursuant to a right granted to such Major Tenant under such Major Tenant Lease, such action by Major Tenant shall not be deemed to violate this Agreement. For sake of clarity, the foregoing shall not give Borrower and/or Major Tenant a right to modify or terminate a Major Tenant Lease without the prior written approval of Lender.

(c) To the extent Lender’s written approval is required pursuant to this Section 5.1.20 to any modification of a Lease (excluding a modification that reduces rent or the term of a Lease, or grants any option to terminate or to purchase the Property), Borrower’s written request therefor shall be delivered together with such materials reasonably requested by Lender in order to evaluate such request (it being acknowledged and agreed that no request for consent shall be effective unless and until such materials have been delivered to Lender) and shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.1.20 OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD WILL ENABLE BORROWER TO DELIVER A SECOND NOTICE REQUESTING LENDER’S CONSENT”. In the event Lender fails to approve or disapprove to such request within ten (10) Business Days’ of the effective date of such initial request, Borrower may deliver to Lender a second written request for approval, which second written request for approval shall conspicuously state, in large bold type, that “THIS IS A REQUEST FOR LENDER’S CONSENT. LENDER’S CONSENT IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. THE LEASE SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN FIVE (5) BUSINESS DAYS’ OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”. In the event that Lender fails to approve or disapprove the second written request within such five (5) Business Day period, then Lender’s consent shall be deemed to have been granted.

(d) Borrower shall furnish Lender with executed copies of all Leases and a copy of the executed Tenant Direction Letter signed by Borrower and to the extent available, the Tenant.

(e) Borrower (i) shall observe and perform the obligations imposed upon the Borrower, as lessor, under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Major Tenant Lease and any other Leases to which Borrower is a party upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that, subject to the terms of this Section 5.1.20, no termination by Borrower or acceptance of surrender by a tenant under the Major Tenant Lease or any other Leases to which Borrower is a party (and for which Major Tenant would not continue to be bound) shall be permitted without the written consent of Lender which consent may be withheld in the sole discretion of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Major Tenant Lease or any other Leases to which Borrower is a party in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

5.1.21 Alterations. (a) Subject to the rights of Daimler to make alterations pursuant to the terms of the Daimler Lease, Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations to be undertaken by Borrower that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, or any Lease executed after the date hereof for which Lender’s approval was given, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, or (d) any alteration which costs less than the Threshold Amount (in the aggregate for all current alterations at the Property), provided that, in all of the foregoing clauses (a) through (d), Borrower complies with the Alteration Conditions. If the total unpaid amounts due and payable by Borrower with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) a completion bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

(b) Borrower shall not waive any material terms, covenants and conditions contained in any Major Tenant Lease upon the part of the Tenant thereunder to be observed or performed in connection with any Tenant Work or alterations to be performed by any Tenant under any such Major Tenant Lease.

(c) Borrower covenants and agrees that if Daimler commences any Tenant Work (x) relating to structural components, the roof, building systems, including, without limitation, utility, HVAC systems, and subsequently discontinues performing such Tenant Work to completion, or (y) following the discontinuance of any Tenant Work, additional work must be performed at the Property to address any life safety matters or to bring the Property into compliance with all Legal Requirements, and either a default has occurred and is continuing (beyond applicable notice and cure periods thereunder) under the Daimler Lease, the Daimler Lease is no longer in full force and effect or Daimler has vacated the premises, Borrower shall either (i) complete such Tenant Work on a lien-free basis in a good and workmanlike manner and in compliance with all Legal Requirements, or (ii) restore the Property to substantially the same condition it was in prior to Daimler commencing the applicable Tenant Work, on a lien-free basis in a good and workmanlike manner and in compliance with all Legal Requirements.

(d) Borrower covenants and agrees that, to the extent that Borrower has any consent or other approval rights under the Daimler Lease in connection with any alterations to the Property, Borrower shall not provide any such consent or approval to such alterations that would materially and adversely affect (i) any structural components, the roof, any building systems, including, without limitation, utilities and HVAC systems, and/or (ii) the value or use of the Property.

5.1.22 Operation of Property. (a) Subject to the rights of the Major Tenant under the Major Tenant Lease, Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement to the extent such consent is required pursuant to Section 5.2.1 hereof), Borrower shall promptly enter into a replacement Management Agreement with another Qualified Manager, provided, however, so long as no Event of Default shall then exist, if the Property is encumbered by a Major Tenant Lease, then Borrower shall not be required to enter into a replacement Management Agreement.

(b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under any Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; and (iii) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure. Notwithstanding the foregoing, to the extent that an Embargoed Person acquires a non-controlling interest in Borrower, either (1)

without the knowledge of Borrower or Guarantor, through a transaction brokered by a FINRA and SEC registered broker dealer, provided such broker dealer has executed a dealer agreement or selling agreement with Guarantor or an affiliate of Guarantor in which it covenants to, among other things, comply with The USA PATRIOT Act (or any successor legislation), or (2) provided Borrower performs reasonable due diligence, without the knowledge of Borrower or Guarantor, after the initial sale or offering of such interests in Borrower, the resulting breach of the foregoing representations shall be deemed to be unintentional and not willful or grossly negligent for purposes of Section 9.3 hereof.

5.1.24 Post-Closing Obligations. Borrower shall deliver, or cause to be delivered, to Lender, the items listed on Schedule IX, each in form and substance reasonably acceptable to Lender, within the timeframe set forth for each item on Schedule IX.

5.1.25 Supplemental Mortgage Affidavits. As of the date hereof, Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Security Instrument. If at any time Lender determines based on applicable law, that Lender is not being afforded the maximum amount of security available from the Property as a direct or indirect result of applicable taxes not having been paid with respect to the Property and Lender and/or the Rating Agencies, in connection with a Securitization, require the amount secured by the Security Instrument be increased, Borrower agrees that it will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits and/or Security Instrument increasing the amount of the Debt attributable to the Property for which all applicable taxes have been paid to an amount determined by Lender, and Borrower shall, on demand, pay any additional taxes.

5.1.26 Purchase Agreement. Borrower shall comply with all ongoing obligations contained in the Purchase and Sale Agreement including, without limitation, the obligation to deliver to the seller under the Purchase and Sale Agreement, documents and information relating to the Outstanding Allowances (as defined in the Purchase and Sale Agreement) as more particularly described in the Purchase and Sale Agreement. In addition Borrower shall, simultaneously with any such delivery to seller, deliver to Lender copies of all documents, updates and/or information it delivers to seller pursuant to the Purchase and Sale Agreement including, without limitation, all documents, updates and information relating to the Outstanding Allowances as more particularly described in the Purchase and Sale Agreement.

5.1.28 Unfunded Obligations Funds. Borrower covenants and agrees to deliver to Lender, (i) within twenty (20) days following the final disbursement with respect to each of the Reimbursement Allowance Portion and the HVAC Allowance Portion from the Unfunded Obligations Account, or (ii) following the occurrence and during the continuance of an Event of Default, within ten (10) days of Lender’s request, all documentation and information required under the Daimler Lease to accompany each Reimbursement Request or disbursement of the HVAC Allowance, as applicable, in connection with Daimler’s request for disbursements of the Reimbursement Allowance and/or HVAC Allowance, as applicable, that have been so provided to Borrower by Daimler.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it shall not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld) surrender, terminate, cancel, amend or modify any Management Agreement; provided, that Borrower may, without Lender’s consent, (x) replace the Manager or appoint a Manager so long as the replacement manager is a Qualified Manager and such Manager executes and delivers to Lender an assignment and subordination of management fees in the same form and substance delivered to Lender at Closing (as same may be modified thereafter pursuant to a written agreement between Borrower and Lender) or in such other form and substance reasonably acceptable to Lender, and/or (y) amend the Management Agreement, provided no such replacement agreement or amendment shall (i) reduce or consent to the reduction of the term of the Management Agreement to a term of less than one (1) year (subject to termination for cause); (ii) increase or consent to the increase of the amount of any charges under the Management Agreement (to an amount in excess of 3.0% of Gross Income from Operations, plus reimbursement for costs and expenses, or (iii) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect adverse to Borrower. Notwithstanding the foregoing, so long as no Event of Default shall then exist, if the Property is encumbered by a Major Tenant Lease, then Borrower may terminate an existing Management Agreement upon notice to Lender, but without Lender’s consent.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s discretion.

(c) Subject to the rights of the Major Tenant, if under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower shall not cause or permit the nonconforming use or Improvement to be discontinued or abandoned without the express written consent of Lender.

5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3 Dissolution. Subject to Borrower’s rights under Section 5.2.10, Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, or (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents.

5.2.4 Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6 Zoning. Subject to the rights of Major Tenant under the Major Tenant Lease, Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8 Intentionally Omitted.

5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the creditworthiness and experience of the Restricted Parties, as applicable, in owning and operating properties such as the Property in agreeing to make the loan secured by the Security Instrument, and that Lender will continue to rely such Restricted Parties’ direct or indirect ownership and/or operation of the Property as a means of maintaining the value of the Property as security for repayment of the Debt. Borrower shall not without Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and except as otherwise expressly provided in this Section 5.2.10: (i) sell, assign, convey, mortgage, grant, pledge, assign, grant options with respect to, transfer or otherwise dispose of its legal or beneficial interests in the Property or any part thereof other than pursuant to Leases permitted under, and entered into in accordance with, Section 5.1.20 hereof, and/or with respect to other Permitted Encumbrances, (ii) permit any owner, directly or indirectly, of an ownership interest the Property, to transfer or dispose of such interest, whether by transfer of stock or other interest in a Restricted Party, or otherwise, (iii) [intentionally omitted], (iv) mortgage, hypothecate or otherwise encumber or grant a security interest in the Property or any part thereof, (v) sell, assign, convey, transfer, mortgage, encumber, grant a security interest in, or otherwise transfer or dispose of any direct or indirect ownership interest in any Restricted Party, or permit any Restricted Party that owns an interest in another Restricted Party to do the same, or (vi) file a declaration of condominium with respect to the Property (any of the foregoing transactions, a “Transfer”). Notwithstanding the foregoing, for purposes hereof, a “Transfer” shall not include Permitted Transfers. Further notwithstanding the foregoing, for purposes of determining recourse liability pursuant to Section 9.3, a “Transfer” shall not include any of the following (1) the granting of, amendment of, extension or renewal of, or any other action taken with respect to any Permitted Encumbrance (without limiting Borrower’s obligations with respect to any Permitted Encumbrances pursuant to the terms and provisions of this Agreement and the other Loan Documents), (2) the settlement of any claim, dispute, litigation or regulatory proceeding (without limiting Borrower’s obligations with respect to any such settlements pursuant to the terms and provisions of this Agreement and the other Loan Documents), (3) the expenditure of funds by Borrower or any other Restricted Party (without limiting Borrower’s obligations with respect to any such expenditures pursuant to the terms and provisions of this Agreement and the other Loan Documents), or (4) the disposition or removal of personal property owned or leased by Major Tenant to the extent not prohibited under the Major Tenant Lease, provided, however, the foregoing shall not preclude a determination that the foregoing result in recourse liability for reasons other than being deemed a Transfer.

(b) Notwithstanding Section 5.2.10(a), Lender’s consent shall not be required in connection with (1) one or a series of Transfers, of up to forty-nine percent (49%) of the stock, limited partnership interests, membership interests or beneficial interests (as the case may be) in a Restricted Party, (2) one or a series of Transfers of the stock in Sponsor, (3) one or a series of Transfers of the limited partnership interests in Operating Partnership and (4) one or a series of Transfers of the direct membership interests owned as of the Closing Date by CF Deerfield Holdings, LLC in Borrower to the Operating Partnership; provided, however, (x) after giving effect to each such Transfer described in clauses (1), (2), (3) and (4), Borrower and Guarantor each shall be Controlled, directly or indirectly, by CFLP (or in connection with any Transfer pursuant to clause (4) above resulting in Operating Partnership acquiring ninety-five percent (95%) of the membership interests owned by CF Deerfield Holdings, LLC in Borrower, Sponsor), and Borrower shall continue to comply with the representations, warranties and covenants under Sections 4.1.30 (Special Purpose Entity), 4.1.34 (Investment Company Act), 4.1.35 (Embargoed Persons), 5.1.23 (Embargoed Persons) and 5.2.9 (ERISA) and upon reasonable request of Lender, from time to time, Borrower will reaffirm its ongoing compliance with the same; and (y) as a condition to any Transfers described in clause (4) above, upon Operating Partnership acquiring ninety-five percent (95%) of the membership interest owned by CF Deerfield Holdings, LLC in Borrower, (A) Sponsor shall have assumed all of the obligations of Guarantor under the Loan Documents and become the replacement Guarantor in accordance with the terms of the Loan Documents, (B) Borrower shall have delivered prior written notice to Lender of such Transfer and (C) the Operating Partnership shall have become the managing member of Borrower in accordance with the terms of Borrower’s operating agreement and Operating Partnership shall Control Borrower and the Property. In addition, (i) after giving effect to each such Transfer, Guarantor (or a Qualified Replacement Guarantor) shall Control the Borrower or be under common Control with the Borrower, and (ii) if such Transfer is a Material Owner Transfer, Borrower shall deliver with respect to each transferee, prior to such transfer and at Borrower’s sole cost and expense, “know your customer” searches confirming compliance with the sections referenced above, and verifying the transferee has not been convicted of a felony, is not then, nor has it been in the prior seven (7) years, the subject of a Bankruptcy Action. If a Transfer described in this clause (b) involves a Transfer of a direct interest in Borrower, no such Transfer shall be permitted during the period commencing thirty (30) days prior to a Securitization and ending thirty (30) days after a Securitization.

(c) Notwithstanding Section 5.2.10(a), Lender’s consent shall not be required in connection with a Transfer of the direct or indirect interests in Borrower; provided, however, that after giving effect to such Transfer, Borrower and Guarantor each shall be Controlled, directly or indirectly, by CFLP, and after giving effect to such Transfer, Borrower shall continue to comply with the representations, warranties and covenants under Sections 4.1.30 (Special Purpose Entity), 4.1.34 (Investment Company Act), 4.1.35 (Embargoed Persons), 5.1.23 (Embargoed Persons) and 5.2.9 (ERISA). Upon reasonable request of Lender, from time to time, Borrower will reaffirm its ongoing compliance with the same. In addition, (i) Guarantor or a Qualified Replacement Guarantor at all times must continue to Control the Borrower, or be under common Control with the entity that Controls Borrower, and (ii) if such Transfer is a Material Owner Transfer, Borrower shall deliver with respect to each transferee, prior to such transfer and at Borrower’s sole cost and expense, “know your customer” searches confirming compliance with the sections referenced above, and verifying the transferee has not been convicted of a felony, is not then, nor has it been in the prior seven (7) years, the subject of a Bankruptcy Action. If a Transfer described in this clause (c) involves a Transfer of a direct interest in Borrower, no such Transfer shall be permitted during the period commencing thirty (30) days prior to a Securitization and ending thirty (30) days after a Securitization;

(d) Notwithstanding Section 5.2.10(a), at any time other than during the period commencing thirty (30) days prior to a Securitization and ending thirty (30) days after a Securitization, Borrower may undertake one or more Transfers of the entire Property to an unrelated third party transferee (or a Transfer of more than fifty percent (50%) of the direct or indirect beneficial interests in Borrower to an unrelated third party transferee in a single Transfer, to the extent such Transfer is not otherwise compliant with clause (c) above) and assumption of the entire Loan, provided that Lender receives thirty (30) days’ prior written notice of such Transfer and further provided that the following additional requirements are satisfied:

(i) the proposed transferee of the Property shall be a Special Purpose Entity (the “Transferee”) which at the time of such transfer will be in compliance with, and must be able to satisfy all of, the representations, warranties and covenants contained in Section 4.1.30, Section 4.1.35, Section 5.1.23 and Section 5.2.9 and which shall have assumed in writing (subject to the terms of Section 9.3 hereof) and agreed to comply with all the terms, covenants and conditions set forth in this Agreement and the other Loan Documents, expressly including, without limitation the representations, warranties and covenants contained in Section 4.1.30, Section 4.1.35, Section 5.1.1 and Section 5.1.23 hereof;

(ii) if the Loan is held by a REMIC Trust, Borrower shall deliver confirmation in writing from the Rating Agencies that such proposed Transfer will not cause a downgrading, withdrawal, reduction or qualification of the ratings in effect immediately prior to such Transfer for the Securities, or any class thereof, issued in connection with a Securitization which are then outstanding;

(iii) Transferee and Transferee’s Principals shall, as of the date of such transfer, be (or be Controlled by) a Person satisfying the requirements for a Qualified Replacement Guarantor, Qualified Fund Manager or Qualified Real Estate Investor, or otherwise be reasonably acceptable to Lender;

(iv) Lender shall have received with respect to Transferee, prior to such Transfer and at Borrower’s sole cost and expense, “know your customer” searches confirming compliance with the sections referenced in clause (i) above, and verifying the transferee has not been convicted of a felony, is not then, nor has it been in the prior seven (7) years, the subject of a Bankruptcy Action;

(v) Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer, unless otherwise reasonably acceptable to Lender;

(vi) if the Transfer involves Transfer of the Property, Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner reasonably satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender;

(vii) there shall be no material litigation or regulatory action pending or threatened, in writing, against Transferee or Controlling Transferee’s Principals which in Lender’s reasonable judgment would likely result in a material adverse change in the financial condition, operations or business of Transferee or Guarantor;

(viii) unless the Property is self-managed, the Property shall be managed by a Qualified Manager pursuant to a replacement Management Agreement;

(ix) Transferee and Controlling Transferee’s Principals shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(x) no Event of Default shall have occurred and be continuing and no Default or Event of Default shall otherwise occur as a result of such Transfer;

(xi) if the Transfer involves a Transfer of the Property, Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy insuring the Security Instrument, as modified by the assumption agreement, as a valid first lien on the Property and naming Transferee as owner of the fee estate (or leasehold estate, as applicable) of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy issued on the date hereof and the Permitted Encumbrances relating thereto;

(xii) [Reserved];

(xiii) The proposed Transfer shall be permitted under the terms of each Major Lease and Borrower shall have assigned each Major Lease to Transferee and Transferee shall have assumed, in writing, all obligations of landlord under each Major Lease;

(xiv) Transferee, at its sole cost and expense, shall deliver opinions regarding existence, authority and enforceability, which opinions may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives with respect to the proposed transaction;

(xv) Transferee shall deliver (1) all organizational documentation reasonably requested by Lender, which shall evidence due formation and existence, and shall comply with Section 4.1.30, and (2) all certificates, agreements or covenants reasonably required by Lender, provided that, in each case, the same do not increase its obligations, decrease its rights, or otherwise adversely affect Borrower, any other Affiliate of Borrower or Transferee, in each case, except to a de minimis extent;

(xvi) Prior to any release of Guarantor, if such a release is requested by Borrower, one (1) or more Qualified Replacement Guarantors (or substitute guarantors reasonably acceptable to Lender) shall have assumed all of the liabilities and obligations first arising thereafter of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender (and upon the execution of the same, the then-existing Guarantor shall be released from any and all liabilities under the Guaranty and Environmental Indemnity with respect to events first occurring thereafter);

(xvii) Borrower shall have paid an assumption fee equal to (A) one-half of one percent (0.5%) of the then Outstanding Principal Balance in connection with the first such Transfer, and (B) one percent (1.0%) of the then Outstanding Principal Balance in connection with the any subsequent Transfer; and

(xviii) Borrower shall pay (or cause to be paid) (A) any and all reasonable out-of-pocket costs actually incurred by Lender in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements), (B) all recording fees, title insurance premiums and mortgage and intangible taxes and (C) all the fees and expenses of the Rating Agencies (if any) pursuant to clause (ii) above.

With respect to matters above in this Section 5.2.10(d) wherein Lender’s approval, satisfaction or consent is required, it is agreed that Lender shall not condition its approval, satisfaction or consent upon the payment of any other fee, and Borrower shall not otherwise be required to pay any additional fee or expense to Lender, except as specifically provided in clauses (xvii) and (xviii).

(e) [Reserved.]

(f) After any Transfer permitted hereunder or consented to by Lender, Borrower shall, upon request, provide Lender an updated organizational chart certified by Borrower as true, correct and complete.

(g) [Reserved.]

(h) Notwithstanding the provisions of Section 5.2.10(a) above, Lender’s consent shall not be required in connection with a pledge of the direct or indirect interests in Sponsor by an Upstream Borrower as part of a financing secured by all or substantially all of the assets of such Upstream Borrower (such financing, together with any renewal or replacement financing, an “Upstream Loan”).

(i) Borrower, without the consent of Lender, may grant easements, restrictions, covenants, reservations and right of way in the ordinary course of business for access, parking, water and sewer lines, telephone and telegraph lines, electric lines and other utilities or for other similar purposes, provided that no such transfer, conveyance or encumbrance shall materially impair the utility and operation of the Property or materially adversely affect the value of the Property or the Net Operating Income of the Property. In connection with any transfer, conveyance or encumbrance permitted in the immediately preceding sentence, the Lender shall execute and deliver any instrument reasonably necessary or appropriate to evidence its consent to said action or to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by the Lender of: (A) a copy of the instrument of transfer; and (B) an Officer’s Certificate stating with respect to any transfer described above, that such transfer does not materially impair the utility and operation of the Property or materially reduce the value of the Property or the Net Operating Income of the Property. If Borrower shall receive any consideration in connection with any of said described transfers or conveyances, Borrower shall have the right to use any such proceeds in connection with any alterations performed in connection therewith, or required thereby, provided, however, during a Cash Management Period, to the extent any such proceeds are not used in connection with alterations (or any such proceeds exceeds the amount required to perform the related alterations), Borrower shall immediately deposit such amount or the remainder thereof, as the case may be, into the Lockbox Account.

(j) Notwithstanding Section 5.2.10(a), at any time other than during the period commencing thirty (30) days prior to a Securitization and ending thirty (30) days after a Securitization, Borrower may undertake one or more Transfers of the entire Property to a Person that is Controlled by CFLP and assumption of the entire Loan, provided that Lender receives thirty (30) days’ prior written notice of such Transfer and further provided that the following additional requirements are satisfied:

(i) the proposed Transferee which at the time of such transfer will be in compliance with, and must be able to satisfy all of, the representations, warranties and covenants contained in Section 4.1.30, Section 4.1.35, Section 5.1.23 and Section 5.2.9 and which shall have assumed in writing (subject to the terms of Section 9.3 hereof) and agreed to comply with all the terms, covenants and conditions set forth in this Agreement and the other Loan Documents, expressly including, without limitation the representations, warranties and covenants contained in Section 4.1.30, Section 4.1.35, Section 5.1.1 and Section 5.1.23 hereof;

(ii) if the Loan is held by a REMIC Trust, Borrower shall deliver confirmation in writing from the Rating Agencies that such proposed Transfer will not cause a downgrading, withdrawal, reduction or qualification of the ratings in effect immediately prior to such Transfer for the Securities, or any class thereof, issued in connection with a Securitization which are then outstanding;

(iii) Lender shall have received with respect to Transferee, prior to such Transfer and at Borrower’s sole cost and expense, “know your customer” searches confirming compliance with the sections referenced in clause (i) above, and verifying the transferee has not been convicted of a felony, is not then, nor has it been in the prior seven (7) years, the subject of a Bankruptcy Action

(iv) Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer, unless otherwise reasonably acceptable to Lender;

(v) Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner reasonably satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender;

(vi) there shall be no material litigation or regulatory action pending or threatened, in writing, against Transferee or Controlling Transferee’s Principals which in Lender’s reasonable judgment would likely result in a material adverse change in the financial condition, operations or business of Transferee or Guarantor;

(vii) unless the Property is self-managed (by Borrower or Major Tenant), the Property shall be managed by a Qualified Manager pursuant to a replacement Management Agreement;

(viii) Transferee and Controlling Transferee’s Principals shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(ix) no Event of Default shall have occurred and be continuing and no Default or Event of Default shall otherwise occur as a result of such Transfer;

(x) Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy insuring the Security Instrument, as modified by the assumption agreement, as a valid first lien on the Property and naming Transferee as owner of the fee estate (or leasehold estate, as applicable) of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy issued on the date hereof and the Permitted Encumbrances relating thereto;

(xi) [Reserved;]

(xii) Transferee, at its sole cost and expense, shall deliver opinions regarding existence, authority and enforceability, which opinions may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives with respect to the proposed transaction;

(xiii) Transferee shall deliver (1) all organizational documentation reasonably requested by Lender, which shall evidence due formation and existence, and shall comply with Section 4.1.30, and (2) all certificates, agreements or covenants reasonably required by Lender, provided that, in each case, the same do not increase its obligations, decrease its rights, or otherwise adversely affect Borrower, any other Affiliate of Borrower or Transferee, in each case, except to a de minimis extent;

(xiv) Prior to any release of Guarantor, if such a release is requested by Borrower, one (1) or more Qualified Replacement Guarantors (or substitute guarantors reasonably acceptable to Lender) shall have assumed all of the liabilities and obligations first arising thereafter of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender (and upon the execution of the same, the then-existing Guarantor shall be released from any and all liabilities under the Guaranty and Environmental Indemnity with respect to events first occurring thereafter); and

(xv) Borrower shall pay (or cause to be paid) (A) any and all reasonable out-of-pocket costs actually incurred by Lender in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements), (B) all recording fees, title insurance premiums and mortgage and intangible taxes and (C) all fees and expenses of the Rating Agencies (if any) pursuant to clause (ii) above.

(xvi) The proposed Transfer shall be permitted under the terms of each Major Lease and Borrower shall have assigned each Major Lease to Transferee and Transferee shall have assumed, in writing, all obligations of landlord under each Major Lease;

With respect to matters above in this Section 5.2.10(j) wherein Lender’s approval, satisfaction or consent is required, it is agreed that Lender shall not condition its approval, satisfaction or consent upon the payment of any other fee, including any assumption fee, and Borrower shall not otherwise be required to pay any additional fee or expense to Lender, except as specifically provided in clause (xv).

(k) Lender shall approve or disapprove any proposed Transfer governed by this Section 5.2.10 within twenty (20) days of Lender’s receipt of a written notice from Borrower requesting Lender’s approval, provided such notice includes all information necessary to make such decision, and further provided that such written notice from Borrower shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.2.10 OF THE LOAN AGREEMENT, A RESPONSE IS REQUIRED WITHIN TWENTY (20) DAYS’ OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”. If Lender fails to disapprove any proposed Transfer within such period, Borrower shall provide a second written notice requesting approval, which written notice shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.2.10 OF THE LOAN AGREEMENT, THE MATTER DESCRIBED HEREIN SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN TEN (10) DAYS’ OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”. Thereafter, if Lender does not disapprove the proposed Transfer within said ten (10) day period, Lender’s consent to the proposed Transfer shall be deemed to have been given; provided, however, and notwithstanding the foregoing, if the Note (or any portion thereof) is held by a REMIC Trust, no such consent to the proposed Transfer shall be deemed given unless and until Borrower shall have delivered confirmation in writing from the Rating Agencies that such proposed Transfer will not cause a downgrading, withdrawal, reduction or qualification of the ratings in effect immediately prior to such Transfer for the Securities, or any class thereof, issued in connection with a Securitization which are then outstanding, or Lender has determined that Rating Agency confirmation is not required.

(l) Except as set forth herein, no sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer all or any part of the Property, shall be permitted during the term of the Loan without Lender’s prior written approval. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property without Lender’s consent if such consent is required herein. This provision shall apply to every sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property regardless of whether voluntary or not, or whether or not Lender has consented to any previous sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property.

(m) Lender’s consent to any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property shall not be deemed to be a waiver of Lender’s right to require such consent in the future. Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property made in contravention of this Section shall be null and void and of no force or effect

(n) Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable expenses (including, without limitation, Lender’s actual out-of-pocket attorneys’ fees and disbursements, title search costs, rating agency fees and title insurance endorsement premiums) incurred by Lender in connection with the review, approval or disapproval, and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer; provided, however, that Borrower is not obligated to pay any administrative fee, processing fee or other similar fee unless any such fee is specifically set forth elsewhere in Section 5.2.10. With respect to Transfers for which Lender’s review and/or approval of certain information is required, it is agreed that Lender shall not condition its approval, satisfaction or consent upon the payment of any assumption or transfer fee (except as otherwise expressly provided herein), and Borrower shall not otherwise be required to pay any additional fee or expense to Lender, other than Lender’s reasonable out-of-pocket expenses.

(o) Notwithstanding anything to the contrary herein, the organizational documents of the relevant entity may be amended as and to the extent necessary to effectuate a Transfer which is permitted (or not otherwise prohibited) hereby, provided that with respect to Borrower or any other Person required to be a Special Purpose Entity under the Loan Documents, no such amendment may modify the Special Purpose Entity components of such organizational documents without the prior written consent of Lender (which shall not be unreasonably withheld, conditioned or delayed).

(p) With respect to Transfers that are not prohibited hereby, or which are expressly permitted hereby, or for which the relevant provision provides that “Lender’s consent is not required” (or variations thereon), it is agreed that no approval, confirmation or consent from, and no notice to, any other Person shall be required in connection therewith, including without limitation any servicer, Rating Agency, trustee, bondholder, controlling class holder or other holder of any beneficial interest in the Loan unless expressly provided herein.

(q) Notwithstanding anything to the contrary herein, if a Transfer of a beneficial interest in Borrower which is permitted hereunder involves a reverse tax-deferred exchange under Section 1031 of the Code, such Transfer may be effectuated through one or more steps, including by means of an intermediate transfer to a qualified intermediary; provided, however, with respect to any such Transfer, the ultimate beneficiary satisfies the requirements set forth herein and such step transaction is completed within 180 days from the date the initial step in such Transfer is affected.

(r) Any Event of Default or event giving rise to recourse under Section 9.3 hereof, resulting from Transfer undertaken by Borrower or any other Person which, but for the provision of any required notice or documentation to Lender, the Rating Agencies or other Person as required hereby, would be permitted hereunder, shall be deemed cured (and shall not result in recourse under Section 9.3 hereof) if such notice or documentation is subsequently provided to Lender within ten (10) Business Days after notice by Lender to Borrower (provided that Borrower shall be required to reimburse Lender for actual, out-of-pocket expenses incurred in connection with such Transfer).

(s) If and to the extent that a particular Transfer could be construed as being within more than one of the categories of Transfers permitted hereunder (including Permitted Transfers), the least restrictive provision as to Borrower’s rights shall apply; it is acknowledged that the Borrower and Lender, for an abundance of clarity, intentionally included certain provisions for which the rights of Borrower therein may be fully or partially subsumed in another provision.

Section 5.3 Major Tenant’s Obligations. It is acknowledged and agreed that the Major Tenant Lease is a triple-net lease, for which the Major Tenant is required to manage and perform all aspects of the daily operation of the Property and pay all expenses relating thereto. Lender acknowledges and agrees that Borrower’s obligations under Sections 3.4 and 3.6 of the Security Instrument shall, in each case, be subject to the rights and obligations of Major Tenant under the Major Tenant Lease.

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm/named storm or hail on the Improvements and the Personal Property, in each case (A) in an amount equal to the lesser of (x) one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation or (y) the original principal balance of the Loan with a replacement cost endorsement; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co insurance provisions; (C) providing for no deductible in excess of Fifty Thousand and No/100 Dollars ($50,000.00), except for wind/named storms and earthquake which shall provide for no deductible in excess of 5% of the total insurable value of the Property, for all such insurance coverage; and (D) containing “Ordinance or Law Coverage” covering the value of the undamaged portion of the Property, the cost of demolition and increased cost of construction in amounts as requested by Lender if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (y) if at any time any portion of the Improvements is located in a federally designated “special flood hazard area”, (I) flood hazard insurance in an amount equal to the maximum amount of building and if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus (II) subject to Section 6.1(a) below, such additional excess flood coverage in an amount as Lender shall reasonably require and generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, notwithstanding that the sum of such primary and excess flood insurance shall not exceed the insurable value attributable to the first floor of the Improvements and loss of rent income in an amount equal to one hundred percent

(100%) of the projected gross income from each applicable Property for a twelve (12) month period, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (but in any event, in an amount no more than 200% of the “probable maximum loss”) in the event the Property is located in an area with a high degree of seismic activity and the probable maximum loss (PML) or scenario expected loss (SEL), as determined by an engineer satisfactory to Lender, is greater than 20% (based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement) and One Million and No/100 Dollars ($1,000,000.00) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instrument to the extent the same is available;

(iii) business income/loss of rents insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsections (i), (iv), (v), (ix) and the relevant portions of (xi) and (xii) for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) in an amount equal to one hundred percent (100%) of the projected gross income from each applicable Property for a twelve (12) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied in Lender’s sole discretion to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property and Liability insurance coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to construction, repair and alteration at the Property not covered by or under the terms or provisions of the above mentioned commercial general liability insurance and umbrella liability insurance policies; and (B) the insurance provided for in subsection (i) above written in a so called builder’s risk completed value form in amounts and with deductibles, terms and conditions reasonably required by Lender (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (i), (iii), (iv) and the relevant portions of (ix) and (x) herein, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co insurance provisions;

(v) comprehensive boiler and machinery insurance, if steam boilers or other pressure fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vi) at any time Borrower has any direct employees or owns and/or operates any motor vehicles, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million Dollars and 00/100 Dollars ($1,000,000.00);

(vii) at any time Borrower has any direct employees, worker’s compensation subject to the worker’s compensation laws of the applicable state and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the applicable Property or its operation and insurance against employee dishonesty in an amount required by Lender and with a deductible not greater than Ten Thousand and No/100 Dollars ($10,000);

(viii) umbrella and excess liability insurance in addition to primary coverage in an amount not less than Five Million and No/100 Dollars ($5,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) and the commercial auto liability policy under subsection (vi) above;

(ix) the commercial property, general liability, loss of rents, and umbrella liability insurance required under this Section 6.1(a) shall include coverage for loss resulting from perils and acts of terrorism in amounts and with terms and conditions consistent with the commercial property, general liability, loss of rents, and umbrella liability insurance required under this Section 6.1(a), or such terrorism coverage shall be provided on a standalone basis. The policy or endorsement providing for such insurance shall be in form and substance satisfactory to Lender and shall satisfy Rating Agency criteria for securitized loans; and

(x) upon sixty (60) days’ written notice, such other reasonable insurance including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1(a) above shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims-paying ability rating of “A-X” or better by A.M. Best. Notwithstanding the foregoing, if S&P rates the Securitization, all Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims-paying ability rating of “A- X” or better by A.M. Best and “A-” by S&P. The Policies described in Section 6.1 (other than those strictly limited to liability protection) shall designate Lender as mortgagee/loss payee. Prior to the expiration dates of the Policies theretofore furnished to Lender, Borrower shall provide Lender certificates of insurance evidencing the renewal or successor Policies (and, upon Lender’s written request, certified copies of such Policies or, if certified copies of the Policies are not then available, as soon after Lender’s request as the Policies become available) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall be subject to Lender’s approval, which approval shall be conditioned upon, among other things, evidence satisfactory to Lender that such Policy provides the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.

(d) All Policies of insurance provided for or contemplated by Section 6.1(a) shall be primary coverage and shall name Borrower as a named insured and, in the case of all liability insurance policies, except for the policies referenced in subsection 6.1(a)(v) and (vii), shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property insurance (including, but not limited to, terrorism, boiler and machinery, flood and earthquake insurance), shall name Lender and its successors and/or assigns, as its interests may appear, as mortgagee pursuant to a non-contributing mortgagee clause in favor of Lender and its successors and/or assigns providing that the loss thereunder shall be payable to Lender and its successors and/or assigns. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Borrower or Lender to collect any proceeds under any of the Policies.

(e)	All property Policies provided pursuant to Section 6.1(a) shall provide that:

(i) no act or negligence of Borrower, or of any other insured under the Policy or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or commencement of foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days written notice to Lender except 10 days’ notice for nonpayment of premium. If the issuer cannot or will not provide the required notice, Borrower shall provide such notice;

(iii) the issuers thereof shall give ten (10) days’ written notice to Lender if the issuers elect not to renew the Policies prior to its expiration. If the issuer cannot or will not provide the required notice, Borrower shall provide such notice; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with five (5) Business Days’ notice to Borrower (or without prior notice at any time Lender deems necessary to avoid lapse of any such coverage), to take such action as Lender deems necessary to protect its interest in the Property (or any portion thereof), including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All costs and expense (including any Insurance Premiums) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand with interest from the date such costs and expenses were incurred to and including the date until paid and received by Lender, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be permitted by the Major Tenant Lease, or as otherwise reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof (a “Restoration”). Borrower shall pay, or cause Major Tenant to pay, all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, but subject to the rights of the Major Tenant under the Major Tenant Lease, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Relevant Restoration Threshold and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Subject to the rights of the Major Tenant under the Major Tenant Lease, Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. Subject to the rights of the Major Tenant under the Major Tenant Lease, if the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Notwithstanding the foregoing provisions of this Section 6.3, Section 6.4 hereof or in the Major Tenant Lease, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instrument in connection with a Condemnation or Casualty (but taking into account any proposed Restoration on the remaining portion of the Property), the Loan to Value Ratio is greater than 125%, the principal balance of the Loan must be paid down by the least of the following amounts: (i) the net Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan to Value Ratio (as so determined by Lender) does not increase after the release, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Security Instrument. Any such prepayment shall not require the payment of any yield maintenance premium or other prepayment penalty.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than the Relevant Restoration Threshold and the costs of completing the Restoration shall be less than the Relevant Restoration Threshold, the Net Proceeds will be disbursed to Borrower, provided that all of the conditions set forth in Section 6.4(b)(i) (excluding clauses (E), (F), and (K)) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Relevant Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Relevant Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (1) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (2) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B)(1) in the event the Net Proceeds are Insurance Proceeds, and (x) less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (y) Borrower is required under a Major Tenant Lease to use the Net Proceeds for the Restoration of the Property, or (2) in the event the Net Proceeds are Condemnation Proceeds, and (x) less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land, or (y) Borrower is required under a Major Tenant Lease to use the Net Proceeds for the Restoration of the Property;

(C) The applicable Major Lease or Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense. The term “Rentable Space Percentage” shall mean (1) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to seventy five percent (75%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to seventy five percent (75%);

(D) Subject to the rights of the Major Tenant under the Major Tenant Lease, Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such

Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Anticipated Repayment Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof (if the Major Tenant is not otherwise obligated to continue payment rent without offset);

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(J) the Debt Service Coverage Ratio for the Property, after giving effect to the Restoration shall be equal to or greater than 2.20 to 1.0;

(K) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s reasonable approval; and

(L) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), such review and acceptance not to be unreasonably withheld or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, such review and acceptance not to be unreasonably withheld or delayed. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, and the Major Tenant is not otherwise obligated to pay the same, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Cash Management Account (or, provided no Cash Sweep Event shall have occurred, to Borrower) to be disbursed to Borrower in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with the Note, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper (provided no Event of Default exists, Borrower shall not be required to pay any yield maintenance or other prepayment penalty in connection with such payment), or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d) [intentionally omitted].

(e) In the event of foreclosure of the Security Instrument, or other transfer of title to the Property (or any portion thereof) in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies then in force concerning the Property (or any portion thereof) and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(f) [intentionally omitted].

(g) If a Tenant leases all or substantially all of a building located on the Property, and the Improvements thereon suffer a Casualty or Condemnation, then provided (i) such Tenant is not in monetary or material non-monetary default under its Lease, (ii) such Tenant has not given notice of its intention to terminate such Lease as a result of such Casualty or Condemnation, (iii) such Tenant remains liable for the obligations under such Lease (without reduction or abatement unless covered by business interruption/rent loss insurance) notwithstanding such Casualty or Condemnation, and (iv) such Lease requires Restoration of the Improvements or entitles such Tenant to use or possession of any Net Proceeds or Awards, such Lease shall govern and control in the event of a conflict between the foregoing provisions of this Section 6.4 regarding disbursement of Net Proceeds or Awards and such Lease. For sake of clarity, if the terms and conditions of Section 6.4 contain conditions to the disbursement or use of Net Proceeds or Awards which are not conditions in the applicable Lease, such additional conditions herein shall be deemed to be in “conflict” with such Lease.

ARTICLE VII – RESERVE FUNDS

Section 7.1 Required Repairs.

7.1.1 Performance of Required Repairs.

(a) Borrower shall perform or cause to be performed the repairs at the Property as more particularly set forth on Schedule X hereto (such repairs, collectively, the “Required Repairs”), and shall complete each of the Required Repairs on or before August 1, 2018.

(b) Nothing in this Section 7.1.1 shall (i) make Lender responsible for making or completing any Required Repairs; (ii) obligate Lender to commence or proceed with any Required Repairs; (iii) require Lender to expend any funds to complete any Required Repairs; or (iv) obligate Lender to demand from Borrower additional sums to perform or complete any Required Repairs.

(c) Borrower shall permit Lender and its agents and representatives (including, without limitation, Lender’s engineer or architect) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith and to examine all plans, specifications and shop drawings relating to such Required Repairs. Borrower shall cause all contractors, subcontractors and materialmen to cooperate with Lender and its agents and representatives or such other Persons described above in connection with the inspections, if any, required by Lender in accordance with this Section 7.1.1.

(d) All Required Repairs and all materials, equipment, fixtures, or any other item comprising a part of any Required Repair shall be constructed, installed or completed, as applicable, free and clear of all liens, claims and other encumbrances not previously approved by Lender.

(e) All Required Repairs shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and all applicable insurance requirements (including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters).

(f) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided builder’s risk insurance, workers’ compensation insurance, public liability insurance and other insurance to the extent required by the applicable Legal Requirements in connection with any Required Repair. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with a non-contributing mortgagee clause (or its equivalent) making loss thereunder payable to Lender and its successors and/or assigns shall be so endorsed. At Lender’s request, certified copies of such policies shall be delivered to Lender.

7.1.2 Failure to Perform Required Repairs. It shall be an Event of Default if (a) Borrower does not complete the Required Repairs in all material respects by the required deadline for each Required Repair as set forth on Schedule X, or (b) Borrower fails to comply with any other provision of this Section 7.1 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of an Event of Default, Lender may, at its option, perform or complete any Required Repairs and Borrower shall promptly pay to Lender upon demand all reasonable and actual out-of-pocket costs and expenses incurred by Lender in connection with the performance and/or completion of any such Required Repairs. Such right to perform or complete the Required Repairs shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

Section 7.2 Tax and Insurance Escrow Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective delinquency dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Provided, however, so long as Borrower maintains blanket policies of insurance in accordance with Section 6.1 hereof, the provisions of this Section with regard to Insurance Premiums shall not be applicable, until and unless Lender elects to apply such provisions following (i) the issuance by any insurer or its agent of any notice of cancellation, termination, or lapse of any insurance coverage required under Section 6.1 hereof, (ii) any cancellation, termination, or lapse of any insurance coverage required under Section 6.1 hereof whether or not any notice is issued, (iii) Lender having not received from Borrower evidence of insurance coverages as required by and in accordance with the terms of Section 6.1 hereof, or (iv) the occurrence of any Event of Default or the occurrence of any event which with the giving of notice, the passage of time or both would result in an Event of Default. Lender shall apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instrument. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof; provided, however, Lender shall use reasonable efforts to pay such real property taxes sufficiently early to obtain the benefit of any available discounts to which it has knowledge. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes,

Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges or thirty (30) days prior to expiration of the Policies, as the case may be.

Notwithstanding anything to the contrary hereinbefore contained, Lender shall waive the requirement set forth herein for Borrower to make deposits for the payment of Taxes into the Tax and Insurance Escrow Fund so long as (I) if the Daimler Lease is no longer in full force and effect, (a) no Event of Default then exists, (b) the Debt Service Coverage Ratio, based on the trailing three (3) month period immediately preceding the date of such determination is equal to or greater than 2.20 to 1.00, and (c) Borrower provides to Lender prior to the date on which such Taxes would be delinquent, evidence satisfactory (as determined by Lender) that such Taxes have been paid, or (II) if the Daimler Lease remains in full force and effect, (a) no Event of Default then exists, (b) Daimler is required under the Daimler Lease to pay, and does pay in a timely manner, Taxes directly to the appropriate public office (and Lender, upon written request, receives evidence of such payment), (c) no event of default (after applicable notice and cure periods) exists under such Daimler Lease and (d) no Major Tenant Trigger Event shall have occurred and be continuing.

Section 7.3 Capital Expenditure Funds.

7.3.1 Deposits of Capital Expenditure Funds.

On each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to One Thousand Eight Hundred Seventy-Seven and 05/100 Dollars ($1,877.05) (the “Monthly Capital Expenditure Deposit”) for annual Capital Expenditures approved by Lender, which approval shall not be unreasonably withheld or delayed. Amounts deposited pursuant to this Section 7.3.1 are referred to herein as the “Capital Expenditure Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Capital Expenditure Account.” Lender may reassess its estimate of the amount necessary for Capital Expenditures from time to time and may require Borrower to increase the monthly deposits required pursuant to this Section 7.3.1 upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary for proper maintenance and operation of the Property. Notwithstanding any provisions of Section 7.3.1 hereof to the contrary, provided and on condition that each of the Capital Expenditure Reserve Waiver Conditions Precedent are satisfied and remain satisfied at all times, Borrower shall not be required to make the Monthly Capital Expenditure Deposit on account of Capital Expenditures as provided herein. If at any time any or all of the Capital Expenditure Reserve Waiver Conditions Precedent are no longer met, Borrower shall immediately begin and shall continue to fund the Capital Expenditure Account on account of Capital Expenditures as provided herein.

7.3.2 Release of Capital Expenditure Funds.

(a) Lender shall disburse Capital Expenditure Funds only for Capital Expenditures.

(b) Lender shall disburse to Borrower the Capital Expenditure Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall have occurred and remain outstanding, (iii) Lender shall have received an Officer’s Certificate (A) stating that all items to be funded by the requested disbursement are Capital Expenditures, (B) stating that all Capital Expenditures to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such Capital Expenditures, (C) identifying each Person that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, conditional lien waivers or other evidence of payment satisfactory to Lender, and (E) stating that the Capital Expenditures to be funded by the requested disbursement have not been the subject of a previous disbursement, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (v) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid for in full upon such disbursement to Borrower. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, and each disbursement of Capital Expenditure Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total remaining balance of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the Capital Expenditure Account shall be made).

(c) Nothing in this Section 7.3 shall (i) make Lender responsible for making or completing any Capital Expenditure Work; (ii) obligate Lender to commence or proceed with any Capital Expenditure Work; (iii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditure Work; or (iv) obligate Lender to demand from Borrower additional sums to perform or complete any Capital Expenditure Work.

(d) If a disbursement of Capital Expenditure Funds will exceed Fifty Thousand and No/100 Dollars ($50,000), Lender may require an inspection of the Property prior to such disbursement in order to verify completion of the Capital Expenditure Work for which reimbursement is sought. Lender may require that such inspection be conducted by an independent professional selected by Lender and may require a certificate of completion by an independent professional acceptable to Lender prior to such disbursement of Capital Expenditure Funds.

(e) Borrower shall permit Lender and its agents and representatives (including, without limitation, Lender’s engineer or architect) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditure Work and all materials being used in connection therewith and to examine all plans, specifications and shop drawings relating to such Capital Expenditure Work. Borrower shall cause all contractors, subcontractors and materialmen to cooperate with Lender and its agents and representatives or such other Persons described above in connection with the inspections, if any, required by Lender in accordance with this Section 7.3.2.

(f) All Capital Expenditure Works and all materials, equipment, fixtures, or any other item comprising a part of any Capital Expenditure Work shall be constructed, installed or completed, as applicable, free and clear of all liens, claims and other encumbrances not previously approved by Lender.

(g) All Capital Expenditure Works shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and all applicable insurance requirements (including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters).

(h) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided builder’s risk insurance, workers’ compensation insurance, public liability insurance and other insurance to the extent required by the applicable Legal Requirements in connection with any Capital Expenditure Work. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with a non-contributing mortgagee clause (or its equivalent) making loss thereunder payable to Lender and its successors and/or assigns shall be so endorsed. At Lender’s request, certified copies of such policies shall be delivered to Lender.

(i) All reasonable costs and expenses incurred by Lender in connection with holding and disbursing the Capital Expenditure Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower.

7.3.3 Failure to Perform Capital Expenditure Works. It shall be an Event of Default if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of an Event of Default, Lender may, at its option, use the Capital Expenditure Funds (or any portion thereof) to perform or complete any Capital Expenditure Work as provided in Section 7.3.2 hereof or any other repair or replacement to the Property. Such right to withdraw and apply the Capital Expenditure Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

Section 7.4 Rollover Funds.

7.4.1 Deposits of Rollover Funds.

(a) On each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to Twelve Thousand Five Hundred Thirteen and 67/100 Dollars ($12,513.67) (the “Monthly Rollover Deposit”) for tenant improvements and leasing commissions that may be incurred following the date hereof. Amounts deposited pursuant to this Section 7.4.1 are referred to herein as the “Rollover Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Rollover Account.”

(b) In addition to the deposits required under Section 7.4.1(a), Borrower shall deposit, or cause to be deposited, with Lender all amounts paid to Borrower in connection with (i) any modification or amendment of any Lease, (ii) any consent (including any consent to an assignment or sublease of any Lease) or waiver by Borrower of any term, condition or provision under any Lease, (iii) any settlement of claims of Borrower against third parties in connection with any Lease, (iv) any rejection, termination, surrender, cancellation or buy-out of any Lease (including in connection with any Bankruptcy Action and including any payment relating to unamortized tenant improvements and/or leasing commissions), and (v) any other extraordinary event pursuant to which Borrower receives payment (in whatever form) derived from or generated by the use, ownership or operation of the Property not otherwise covered by this Agreement or the Cash Management Agreement (collectively, the “Extraordinary Lease Payments”), in each case, with respect to clauses (i), (ii), (iii), (iv) and (v), net of reasonable, out-of-pocket costs and expenses, if any, incurred by Borrower. In connection with any amount required to be deposited with Lender pursuant to this Section 6.5.1(b), Borrower shall provide prior notice to Lender of the amount and the nature thereof and otherwise cooperate with Lender to ensure that such amounts are properly accounted for and held as Rollover Funds.

(c) Notwithstanding anything to the contrary hereinbefore contained, Lender shall waive the requirement set forth herein for Borrower to make deposits into the Rollover Account so long as (i) no Event of Default has occurred and is continuing, (ii) all of the Property shall be demised pursuant to the Daimler Lease and (iii) the Daimler Lease is in full force and effect.

7.4.2 Release of Rollover Funds.

(a) Lender shall disburse to Borrower the Rollover Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid or reimbursed, (ii) on the date such request is received by Lender and on the date such payment or reimbursement is to be made, no Default or Event of Default shall have occurred and remain outstanding, (iii) Lender shall have received and, if applicable, approved the Lease in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions, (iv) Lender shall have received and, if applicable, approved a budget for tenant improvement costs and a schedule of leasing commission payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (v) Lender shall have received an Officer’s Certificate (A) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such tenant improvements, (B) identifying (1) each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement and (2) each Person that provided brokerage services in connection with the leasing commissions to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, and (D) stating that the tenant improvement costs and/or leasing commission payments to be funded have not been the subject of a previous disbursement, (vi) at Lender’s option, a title search for the

Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, (vii) Lender shall have received an estoppel certificate from the applicable Tenant stating that (A) (1) all work required to be performed by Borrower have been completed in accordance with the applicable Lease and have been accepted by such Tenant or (2) all work required to be performed by such Tenant have been completed and a reimbursement of the amount specified in such estoppel certificate is due to such Tenant pursuant to its Lease and (B) such Tenant is in occupancy and paying full unabated rent or has taken possession of the demised premises, and (viii) Lender shall have received such other evidence as Lender may reasonably request that (A) the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid for in full upon such disbursement to Borrower and (B) the leasing commissions to be funded by the requested disbursement have been paid for or will be paid for in full upon such disbursement to Borrower. Lender shall not be required to disburse Rollover Funds more frequently than once each calendar month, and each disbursement of the Rollover Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total remaining balance of Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the Rollover Account shall be made).

(b) All reasonable costs and expenses incurred by Lender in connection with holding and disbursing the Rollover Funds shall be paid by Borrower.

Section 7.5 Excess Cash Flow Reserve Fund.

7.5.1 Deposits to Excess Cash Flow Reserve Account. During a Cash Sweep Period prior to the Anticipated Repayment Date, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”. If on or prior to the Anticipated Repayment Date Borrower does not pay to Lender the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents, then, on the Anticipated Repayment Date, all funds in the Excess Cash Flow Reserve Account and all Excess Cash Flow that accrues thereafter shall be applied pursuant to the Note. Following the Anticipated Repayment Date, all Excess Cash Flow in the Cash Management Account shall be applied by Lender pursuant to the Note.

7.5.2 Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed to Borrower in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be paid to Borrower.

Section 7.6 Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall be added to or become a part thereof. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e) Neither Lender nor Lender’s Servicer shall be liable for any loss sustained on the investment of any funds constituting the Reserve Funds unless caused solely by the gross negligence or willful misconduct of Lender and/or Lender’s Servicer, as applicable. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established unless occasioned solely by the gross negligence or willful misconduct of Lender and/or Lender’s Servicer, as applicable, provided, however, it being acknowledged and agreed that any default in the payment under a Permitted Investment shall not constitute the gross negligence or willful misconduct of Lender and/or Lender’s Servicer. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f) The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g) Upon repayment of the Debt, in full, Lender shall use commercially reasonable efforts to return any amount remaining in the Reserve Funds to Borrower within five (5) Business Days.

Section 7.7 Major Tenant Rollover Funds.

7.7.1 Deposits of Major Tenant Rollover Funds. Upon the occurrence and during the continuation of a Major Tenant Trigger Event with respect to which a Major Tenant Trigger Event Cure has not occurred, on each Payment Date, Borrower shall deposit with Lender the Major Tenant Trigger Event Excess Cash Flow (the “Monthly Major Tenant Rollover

Deposit”) for tenant improvements and leasing commissions that may be incurred by Borrower following the occurrence of either (a) an Acceptable Major Tenant Lease Extension or (b) an Acceptable Re-tenanting Event with respect to the Major Tenant Space. Amounts deposited pursuant to this Section 7.7.1 are referred to herein as the “Major Tenant Rollover Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Major Tenant Rollover Account.” With respect to each Major Tenant Trigger Event, the amount of the Major Tenant Rollover Funds on deposit in the Major Tenant Rollover Account related to such Major Tenant Trigger Event shall not exceed an amount equal to $35.00 per square foot of the gross square footage of the applicable Major Tenant Space (the “Major Tenant Rollover Funds Cap”). Upon reaching the Major Tenant Rollover Funds Cap, Borrower may cease making the Monthly Major Tenant Rollover Deposit. If at any time thereafter the Major Tenant Rollover Funds shall be less than the Major Tenant Rollover Funds Cap, Borrower shall recommence and continue making the Monthly Major Tenant Rollover Deposit until the amount of the Major Tenant Rollover Funds equals the Major Tenant Rollover Funds Cap.

7.7.2 Release of Major Tenant Rollover Funds.

(a) Lender shall disburse to Borrower the Major Tenant Rollover Funds on deposit in the Major Tenant Rollover Account upon satisfaction by Borrower of each of the following conditions, only with respect to specified tenant improvements and leasing commissions with respect to the related Major Tenant Lease: (i) an Acceptable Major Tenant Lease Extension or an Acceptable Re-tenanting Event shall have occurred; (ii) Borrower shall submit a request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid or reimbursed, (iii) on the date such request is received by Lender and on the date such payment or reimbursement is to be made, no Event of Default shall have occurred and remain outstanding, (iv) regarding an Acceptable Re-tenanting Event, Lender shall have received and approved (which approval shall not be unreasonably withheld, delayed or conditioned) the new Lease in respect of which Borrower is obligated to pay or reimburse for certain tenant improvement costs and leasing commissions, (v) regarding an Acceptable Major Tenant Lease Extension, Lender shall have received and approved the written notice of extension of the Major Tenant Lease, in respect of which Borrower is obligated to pay or reimburse for certain tenant improvement costs and leasing commissions, (vi) Lender shall have received and, if applicable, approved a budget for tenant improvement costs and a schedule of leasing commission payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (vii) Lender shall have received an Officer’s Certificate (A) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in all material respects in a good and workmanlike manner and in accordance with all applicable Legal Requirements, in the case of a final disbursement with respect to the tenant improvements such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such tenant improvements, (B) identifying (1) each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement and (2) each Person that provided brokerage services in connection with the leasing commissions to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender, and (D) stating that the tenant improvement costs and/or leasing commission payments to be funded have not been the subject of a previous disbursement, (viii) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, (ix) regarding an Acceptable Re-tenanting Event, with respect to the last disbursement for the applicable leased space for which the tenant improvements or leasing commissions are being funded pursuant to this Section 7.7.2, Lender shall have received an estoppel certificate from the applicable replacement Tenant or Tenants stating that (A) (1) all work required to be performed by Borrower have been completed in all material respects in accordance with the applicable Lease and have been accepted by such Tenant or (2) all work required to be performed by such Tenant have been completed in all material respects and a reimbursement of the amount specified in such estoppel certificate is due to such Tenant pursuant to its Lease and (B) such Tenant is in occupancy and paying full unabated rent without offset or has taken possession of the demised premises and is paying full unabated rent without offset, (x) regarding an Acceptable Major Tenant Lease Extension, with respect to the last disbursement for the applicable leased space for which the tenant improvements or leasing commissions are being funded pursuant to this Section 7.7.2, Lender shall have received an estoppel certificate from Major Tenant stating that (A) (1) all work required to be performed by Borrower have been completed in all material respects in accordance with the applicable Lease and have been accepted by Major Tenant or (2) all work required to be performed by Major Tenant has been completed and a reimbursement of the amount specified in such estoppel certificate is due to Major Tenant pursuant to its Lease and (B) Major Tenant is in occupancy and paying full unabated rent without offset or has taken possession of the demised premises and is paying full unabated rent without offset (unless the full amount of any such offset has been deposited by Borrower into the Unfunded Obligations Account), and (xi) Lender shall have received such other evidence as Lender may reasonably request that (A) the tenant improvements at the Property to be funded by the requested disbursement have been completed in all material respects and are paid for or will be paid for in full upon such disbursement to Borrower and (B) the leasing commissions to be funded by the requested disbursement have been paid for or will be paid for in full upon such disbursement to Borrower. Lender shall not be required to disburse Major Tenant Rollover Funds more frequently than once each calendar month, and each disbursement of the Major Tenant Rollover Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total remaining balance of Major Tenant Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the Major Tenant Rollover Account shall be made). Upon the occurrence of a Major Tenant Trigger Event Cure and provided no other Major Tenant Trigger Event has occurred and no Cash Sweep Period exists, the remaining amount in the Major Tenant Rollover Account shall be released in accordance with the Cash Management Agreement.

(b) All reasonable out-of-pocket costs and expenses incurred by Lender in connection with holding and disbursing the Major Tenant Rollover Funds shall be paid by Borrower.

Section 7.8 Unfunded Obligations Funds.

7.8.1 Deposit of the Unfunded Obligations Funds. On the Closing Date, Borrower shall deposit into an account with Lender (the “Unfunded Obligations Account”), an amount equal to Two Million Eight Hundred Fifty-Two Thousand Seven Hundred Eighty-Eight and

No/100 Dollars ($2,852,788.00) (collectively, the “Unfunded Obligations Funds”), which amount is equal to the sum of (i) Two Million Five Hundred Fifty-Two Thousand Seven Hundred Eighty-Eight and No/100 Dollars and 00/100 Dollars ($2,552,788.00) representing the Reimbursement Allowance available to Daimler pursuant to the express terms and conditions of the Daimler Lease to be used to reimburse Daimler for Eligible Costs incurred in connection with Tenant Work (the “Reimbursement Allowance Portion”) and (ii) Three Hundred Thousand and No/100 Dollars ($300,000.00) representing the HVAC Allowance available to Daimler pursuant to the express terms and conditions of the Daimler Lease to be used to reimburse Daimler for HVAC Work (the “HVAC Allowance Portion”).

7.8.2 Release of the Unfunded Obligations Funds. (a) To the extent Borrower receives a Reimbursement Request from Daimler pursuant to the terms of the Daimler Lease, including, without limitation, Section 1(e)(iii) of Exhibit A to the Fourth Amendment to Lease Agreement or Section 2 of Exhibit A to the Fourth Amendment on or before December 31, 2018, subject to receipt by Lender of the Reimbursement Request Documentation, Lender shall disburse to Borrower, within fourteen (14) days of receipt of the Reimbursement Request Documentation, the applicable portion of the funds on deposit in the Unfunded Obligations Account which Borrower is then obligated pursuant to the express terms of the Daimler Lease to pay to Daimler to reimburse Daimler for Eligible Costs or HVAC Work, as applicable. In the event that all of the funds in the Unfunded Obligations Account (I) representing the HVAC Allowance Portion have not been disbursed in accordance with the immediately preceding sentence on or prior to December 31, 2018, upon written request from Borrower and delivery of an Officer’s Certificate to Lender certifying that, (x) Daimler is no longer entitled to receive any portion of the remaining HVAC Allowance and (y) Borrower is required pursuant to the Purchase and Sale Agreement to pay any remaining funds attributable to the HVAC Allowance Portion to the seller under the Purchaser and Sale Agreement, Lender shall, within fourteen (14) days of receipt of the related Officer’s Certificate, disburse such remaining amount to Borrower and Borrower covenants and agrees to apply such funds in accordance with the Purchase and Sale Agreement and (II) representing the Reimbursement Allowance Portion have not been disbursed in accordance with the immediately preceding sentence on or prior to December 31, 2018, upon written request from Borrower and deliver of an Officer’s Certificate to Lender certifying that, (x) Daimler is no longer entitled to receive any remaining portion of the remaining Reimbursement Allowance Portion and (y) Borrower is required pursuant to the Purchase and Sale Agreement to pay any remaining funds attributable to the Reimbursement Allowance Portion to the seller under the Purchaser and Sale Agreement, Lender shall, within fourteen (14) days of receipt of the related Officer’s Certificate, disburse any such amount in excess of $394,180.50 (the “Rent Allowance Portion”) to Borrower and Borrower covenants and agrees to apply such excess funds in accordance with the Purchase and Sale Agreement and provided no Event of Default shall have occurred and be continuing, the applicable portion of the remaining amount in the Unfunded Obligations Account (up to the Rent Allowance Portion) shall be deposited by Lender into the Cash Management Account on the Payment Dates occurring in the calendar months set forth in Schedule XI attached hereto, and in the amounts set forth in Schedule XI attached hereto (as such Schedule may be amended from time to time by Lender based on information provided by Borrower and acceptable to Lender reflecting any future free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements payable to tenants and any leasing commissions payable in connection with the applicable lease). For the avoidance of doubt, Lender shall have no consent rights in connection with disbursing any of the Unfunded Obligations Funds and upon receipt of the Reimbursement Request Documentation, shall disburse such funds in accordance with this Section 7.8.2.

(b) Lender may rely and shall be protected in acting or refraining from acting with respect to any actions contemplated by this Section 7.8 upon any notice, request, certificate, report, opinion or document delivered to it by Borrower. Lender shall have no obligation to review or confirm that actions taken pursuant to this Section 7.8 comply with any other agreement or document to which it is not a party, including, without limitation, the Daimler Lease and/or the Purchase and Sale Agreement.

(c) Notwithstanding anything to the contrary contained herein, other than the Rent Allowance Portion, the funds in the Unfunded Obligations Account shall not be deemed collateral for the Loan and Lender shall not be permitted to apply any such funds (other than the Rent Allowance Portion) to the Debt pursuant to Section 7.6(b) hereof.

(d) All reasonable and actual costs and expenses incurred by Lender in connection with the holding and disbursing of the funds in the Unfunded Obligations Account shall be paid by Borrower.

ARTICLE VIII – DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”), subject to Section 5.3 hereof:

(i) if any portion of the Debt, including, without limitation, the payment of the Monthly Debt Service Payment Amount, is not paid on date on which it is due;

(ii) if any of the Taxes or Other Charges are not paid prior to the date when the same become delinquent, except to the extent that (x) Borrower or Major Tenant is contesting the same in accordance with the terms of Section 5.1.2 hereof, or (y) during a Cash Sweep Period caused solely by a DSCR Trigger Event, there are sufficient funds in the Tax and Insurance Escrow Account (after deducting funds deposited into such account in respect of Premiums) to pay such Taxes or Other Charges and Lender fails to or refuses to pay the same to the extent required under this Agreement;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent (to extent such consent is required) or otherwise violates any of the restrictions on Transfer under Section 5.2.10 herein;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document (including, without limitation, any representation or covenant contained in Section 4.1.30 hereof), or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of Borrower shall have been false or misleading in any material respect as of the date the representation or warranty was made, provided that, with respect to this clause (v), if such breach (1) was inadvertent or unintentional and is susceptible of cure, (2) should not increase the risk of substantive consolidation of the assets and liabilities of Borrower with those of any other Person as evidenced by a bankruptcy opinion reasonably acceptable to Lender, and (3) if the representation relates to Borrower’s, Guarantor’s or Major Tenant’s financial condition at the Closing Date, does not materially impair Borrower’s or Guarantor’s ability to perform its obligations hereunder or under the other Loan Documents, then such breach shall not constitute an Event of Default if Borrower cures such breach within five (5) Business Days after Lender’s written notice to Borrower of such breach;

(vi) if Borrower or any Principal shall make an assignment for the benefit of creditors;

(vii) if (A) Borrower, any Principal, Guarantor or any other guarantor or indemnitor under any guarantee issued in connection with the Loan shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (II) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, any Principal, Guarantor or any other guarantor or indemnitor shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against Borrower, any Principal, Guarantor or any other guarantor or indemnitor any case, proceeding or other action of a nature referred to in clause (A) above that is not dismissed within ninety (90) days of filing (provided, further, however, that with respect to Guarantor or any other guarantor or indemnitor, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default); or (C) there shall be commenced against the Borrower, any Principal, Guarantor or any other guarantor or indemnitor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets; or (D) the Borrower, any Principal, Guarantor or any other guarantor or indemnitor shall take any action in furtherance of, or indicating its consent to, approval of, any of the acts set forth in clause (A), (B), or (C) above;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any negative covenant contained in Section 5.2 hereof;

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the material terms of any Major Lease are amended or modified without Lender’s prior written consent;

(xii) if there shall be a default by Borrower under the terms of any Major Lease beyond any applicable notice and cure periods which default could permit the Tenant thereunder to (x) terminate such Major Lease and/or (y) offset Rent under such Major Lease in an amount which would result in the Debt Service Coverage Ratio to fall below 2.20 to 1:00;

(xiii) if Borrower breaches any covenant contained in Section 5.1.24 hereof by failing to comply with the post-closing obligations set forth on Schedule IX hereof.

(xiv) if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for five (5) Business Days after notice to Borrower from Lender;

(xv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if Lender determines that such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xvi) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or

(xvii) Borrower shall be in default under any other deed of trust, mortgage or security agreement covering any part of the Property whether it be superior or junior in priority to the Security Instrument or this Agreement (it not being implied by this clause that any such encumbrance will be permitted).

With exception for clause (a)(i) above, the notice rights and/or cure periods in this Section 8.1 are hereby supplemented and/or extended, as the case may be, to the extent that the Major Tenant under the Major Tenant Lease is afforded a notice and opportunity to cure a particular default which is also a default hereunder but for which there is no notice, or a more limited period of notice and opportunity to cure hereunder than under the Major Tenant Lease. For example, if the Major Tenant has ten (10) business days to cure a particular non-monetary default, but the Borrower is only afforded five (5) business days, then the Borrower’s cure period would be automatically extended to ten (10) business days to be consistent with the Major Tenant Lease.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(c) With respect to any Event of Default that pertains to Guarantor (the “Defaulting Party”) such as a Bankruptcy Action with respect to Guarantor, Borrower may cure the same by replacing the Defaulting Party with a Qualified Replacement Guarantor within thirty (30) days thereafter in accordance with the provisions herein which, but for such Event of Default, would permit the replacement(s). It shall be a condition to such replacement, that Borrower delivers, or causes to be delivered, a re-affirmation by the Qualified Replacement Guarantor of the obligations under the Guaranty and the Environmental Indemnity, and any other agreement to which Defaulting Party is a party.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, to the extent permitted by applicable law, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its discretion including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder, provided the same do not (i) increase Borrower’s or Guarantor’s obligations, (ii) diminish their respective rights, or (iii) otherwise adversely affect Borrower, Guarantor or any Affiliate of Borrower, except (in each case) to a de minimis extent. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender provided the same do not (i) increase Borrower’s or Guarantor’s obligations, (ii) diminish their respective rights, or (iii) otherwise adversely affect Borrower, Guarantor or any Affiliate of Borrower, except (in each case) to a de minimis extent. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. If Lender elects to sever the Note and other Loan Documents during an Event of Default, Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date. For sake of clarity, so long as Borrower is marketing, has marketed, (or intends to market) the sale of beneficial interests in Borrower as eligible replacement property for a tax-deferred exchange of property under Section 1031 of the Code, in complying with its obligations under this Section 8.2, Borrower shall not be required to undertake (nor may Lender, on behalf of Borrower, undertake) any action that could, in the reasonable judgment of Borrower’s counsel, adversely affect the ability to characterize beneficial interests in Borrower as qualified replacement property for purposes of a tax deferred exchange.

(d) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX – SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations or securitizations, collectively, a “Securitization”).

(b) At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall at no additional cost or expense to Borrower (other than deminimis costs and expenses and costs of Borrower’s counsel), use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization, other than an amendment to the Loan Document that would (i) increase Borrower’s or Guarantor’s obligations, (ii) diminish their respective rights, or (iii) otherwise adversely affect Borrower, Guarantor or any Affiliate of Borrower, except (in each case) to a deminimis extent. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including financial statements relating to Borrower, Guarantor, any mezzanine borrower, the Property and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Principal, Guarantor and their respective officers and representatives, shall, at Lender’s request, at Lender’s cost and expense (other than for fees and expenses incurred by Borrower’s, Principal’s or Guarantor’s outside counsel, which shall be borne by Borrower, Principal or Guarantor, respectively), cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which

Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower, Principal and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Principal, Guarantor, any mezzanine borrower, the Property and the Loan, including, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Security Instrument,” “Description of the Mortgage Loan and Mortgaged Property,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan,” and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Property, Borrower, Guarantor, any mezzanine borrower, Manager and/or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. For sake of clarity, none of Borrower, Guarantor or any of their respective Affiliates, shall be required to review, confirm the accuracy of, comment and/or approve (a) any general risk factors or disclosures which are not specific to the Property, Borrower, Principal or Guarantor, (b) any summary of the economic Loan terms, (c) any matters pertaining to the securities issued in connection with the Securitization or other disposition of the Loan (or any part thereof) or (d) any third party materials such as environmental or engineering reports, or summaries thereof or (e) any lease, easement or contract or other due diligence summaries not prepared by Borrower, an Affiliate of Borrower or their respective counsel, which are applicable to tenants or occupants of the Property, or (f) any information which is publicly available.

(c) Borrower agrees to make upon Lender’s reasonable written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Rating Agencies or potential investors and addressing such matters as the Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (i) the overall weighted average interest rate of the Note at the time of the creation of such new notes or modified notes or mezzanine notes or at any time thereafter (i.e. the weighted average interest rate payable under such new notes or modified notes or mezzanine notes shall at all times equal the Applicable Interest Rate), provided, however, that such weighted average interest rate may change as a result of the non-pro-rata application of casualty or condemnation proceeds or principal following an Event of Default, (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan, or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents or, (vi) any other term that would not (i) increase Borrower’s or Guarantor’s obligations, (ii) diminish their respective rights, or (iii) otherwise adversely affect Borrower, Guarantor or any Affiliate of Borrower, except (in each case) to a de minimis extent. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans.

(d) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any private placement memorandum, prospectus or other disclosure documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

(e) Borrower hereby appoints Lender its attorney-in-fact with full power of substitution (which appointment shall be deemed to be coupled with an interest and to be irrevocable until the Loan is paid and the Security Instrument is discharged of record, with Borrower hereby ratifying all that its said attorney shall do by virtue thereof) to execute and deliver all documents and do all other acts and things necessary or desirable to effect any Securitization authorized hereunder; provided, however, that unless an Event of Default exists, Lender shall not execute or deliver any such documents or do any such acts or things under such power until five (5) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower’s failure to deliver any document or to take any other action Borrower is obligated to take hereunder with respect to any Securitization for a period of ten (10) Business Days after such notice by Lender shall, at Lender’s option, constitute an Event of Default hereunder.

(f) For sake of clarity, so long as Borrower is marketing or has marketed (or intends to market) the sale of beneficial interests in Borrower as eligible replacement property for a tax-deferred exchange of property under Section 1031 of the Code, in complying with its obligations under this Section 9.1.1, Borrower shall not be required to undertake (nor may Lender, on behalf of Borrower, undertake) any action that could, in the reasonable judgment of Borrower’s counsel, adversely affect the ability to characterize beneficial interests in Borrower as qualified replacement property for purposes of a tax deferred exchange.

9.1.2 Securitization Costs. All reasonable out of pocket third party costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made by Lender under Section 9.1.1(c), other than fees and expenses of Borrower’s outside counsel, shall be paid or reimbursed by Lender.

Section 9.2 Intentionally omitted.

Section 9.3 Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the

Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument (iii) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any security interest in Rents and Leases under any assignment of leases contained in the Security Instrument and any other Loan Document; (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Property.

(b) Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including reasonable attorneys’ fees and court costs), but excluding consequential, special, punitive and exemplary damages) incurred or suffered by Lender arising out of or in connection with the following:

(i) Fraud. Fraud or intentional misrepresentation by Borrower, any Principal, Guarantor or any Affiliate of the foregoing in connection with the Loan;

(ii) Misconduct. The willful misconduct of Borrower, any Principal, Guarantor or any Affiliate of the foregoing;

(iii) Waste. The intentional material physical waste of the Property by Borrower, any Principal, Guarantor or any Affiliate of the foregoing;

(iv) Removal of Property. The removal or disposal of any portion of the Property after an Event of Default and in violation of the terms of the Loan Documents by Borrower, any Principal, Guarantor or any Affiliate of the foregoing, unless replaced with personal property of the same or greater utility and value;

(v) Misappropriation. The misapplication, misappropriation or conversion by Borrower, Principal or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents during an Event of Default, or (D) any Rents paid more than one month in advance (excluding security deposits);

(vi) Misapplication of Rents. Following the occurrence and during the continuance of an Event of Default, the failure to either apply Rents or other income from the Property, collected after such Event of Default, to the ordinary, customary, and necessary expenses of operating the Property to the extent the Major Tenant is not obligated to pay the same or, upon demand, to deliver such Rents or other income to Lender;

(vii) Insurance/Taxes and Other Charges. The failure to maintain insurance in accordance with, and as required by, the terms of the Loan Documents or to pay taxes and assessments, or to pay charges for labor or materials or other charges or judgments which result in Liens on any portion of the Property which Liens are not bonded over or discharged in accordance with the terms of the Loan Documents (unless Lender is escrowing funds therefor and fails to make such payments or has taken possession of the Property following an Event of Default, and thereafter fails to make such payments);

(viii) Compliance with Laws. The intentional or knowing breach of the representation by Borrower that on the Closing Date, the Property and all Improvements at the Property were in material compliance with applicable laws;

(ix) Security Deposits. Any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to such foreclosure or action in lieu thereof;

(x) OFAC; Environmental. Any failure by Borrower to comply with any of the representations, warranties or covenants set forth in Sections 4.1.34 [Investment Company Act], 4.1.35 [Embargoed Person], 4.1.37 [Environmental Reps] or 5.1.19 [Environmental Covenants] hereof;

(xi) Insurance Premiums. The failure to pay Insurance Premiums on or prior to the date when due;

(xii) Outstanding Tenant Allowance. Any matter arising out of, or relating to, the Reimbursement Allowance and/or the HVAC Allowance, including, without limitation, any fraud or misrepresentation by Borrower, any Principal, Guarantor or any Affiliate of the foregoing in connection with the Officer’s Certificate delivered to Lender in connection with any disbursements from the Unfunded Obligations Account;

(xiii) SPE. If Borrower fails to maintain its status as a Special Purpose Entity, breaches any representation or fails to comply with any warranty or covenant set forth in Section 4.1.30 hereof;

(xiv) Voluntary Debt/Liens. If Borrower or any Principal fails to obtain Lender’s prior written consent (to extent such consent is required) to any Indebtedness not permitted hereunder or any voluntary Lien securing borrowed money;

(xv) Inspections/Financials. If Borrower fails to permit on-site inspections of the Property (subject to the rights of tenants), or fails to provide financial information subject to any applicable cure period (except for financial information required to be delivered by a tenant pursuant to the applicable Lease that has not been delivered to Borrower, provided Borrower has requested such financial information from such tenant and Borrower has a right to request the same); and

(xvi) The failure of Borrower to comply with the terms of Section 5.1.21(c) or Section 5.1.21(d) hereof.

(c) Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instrument or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of:

(i) Bankruptcy Events.

(A) Borrower or any Principal filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(B) the filing of an involuntary petition against Borrower or any Principal (other than by Lender or an Affiliate of Lender) under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower or any Principal or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or any Principal from any Person;

(C) Borrower or any Principal filing an answer consenting to or joining in any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, other than at the request of Lender;

(D) Borrower or any Principal consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any Principal or any portion of the Property (or any portion thereof), other than at the request of Lender;

(E) Borrower or any Principal making an assignment for the benefit of creditors, or admitting in writing in any insolvency or bankruptcy proceeding, its insolvency or inability to pay its debts as they become due, other than at the request of Lender (unless failure to make such admission would be a violation of law, or in the context of required financial reporting or settlement discussions with Lender);

(ii) First Payment. If the first full monthly payment under the Note not being paid within five (5) days of notice that such payment is late (provided, however, that such grace period relates only to the recourse trigger described in this paragraph);

(iii) [intentionally omitted];

(iv) SPE. If Borrower fails to maintain its status as a Special Purpose Entity, breaches any representation or fails to comply with any warranty or covenant set forth in Section 4.1.30 hereof, and such failure and/or breach was cited as a material factor in the substantive consolidation of the assets of Borrower in a bankruptcy of Guarantor or any other Person;

(v) Voluntary Liens. If Borrower or any Principal fails to obtain Lender’s prior written consent (to extent such consent is required) to the granting of any (X) (a) voluntary mortgage, deed of trust, or security interest, on, or (b) assignment or pledge of, Borrower’s interest in all or any portion of the Property, or (Y) pledge of any direct and/or indirect controlling ownership or beneficial interest in Borrower, Guarantor or the Property, except in each case, to the extent expressly permitted by the Loan Documents;

(vi) Voluntary Transfers. If Borrower fails to obtain Lender’s prior written consent (to extent such consent is required) to Borrower’s voluntary conveyance of its fee title to all or any portion of the real property comprising part of the Property, or any conveyance by Sponsor, Guarantor or any Affiliate of its direct or indirect interest in Borrower, in each case, in violation of the terms this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents, Borrower shall have no liability under clauses (b)(iii), (iv), (vii), (viii), (xiii) or (xiv)(other than with respect to Indebtedness for money borrowed in violation of this Agreement) [damages only provisions] or clauses (c) (iv), (v) or (vi) [full springing recourse provisions] of this Section 9.3, where the circumstance, event or condition that could otherwise give rise to liability thereunder, is directly and to the extent attributable to one or more of the following:

(i) insufficient Rents from the Property;

(ii) Borrower’s lack of access to revenue from the Property as a result of Lender’s exercise of its remedies with respect to Property cash flow, or otherwise with respect to collateral securing the Loan.

(iii) the insolvency of Borrower or negative cash flow from the Property and/or the actual or constructive admission of the same by any means in any context;

(iv) the payment of Borrower’s debts and obligations as they become due and payable from equity contributions;

(v) failure to pay the Loan or other obligations of Borrower to Lender, as a result of (i) or (ii) or (iii) above of this Section 9.3(d);

(vi) an Event of Default resulting from Transfer undertaken by Borrower or any other Person which, but for the provision of any required notice or documentation to Lender, the Rating Agencies or other Person as required hereby, would be permitted hereunder, provided such notice or documentation is subsequently provided to Lender within five (5) Business Days after notice by Lender to Borrower (provided further that Borrower shall be required to reimburse Lender an actual, out-of-pocket expenses incurred in connection with such Transfer).

(e) Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loan (collectively, the “Relevant Documents”), no recourse under or upon any obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the direct or indirect constituent members, partners, shareholders, trustees, other beneficial interest holders, or affiliates of Borrower, Principal, Guarantor, or any other direct or indirect partners, shareholders, members, trustees, other beneficial interest holders, officers, directors, employees, agents and representatives of such Persons (collectively, the “Non-Recourse Parties”), and Lender expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of such Non-Recourse Parties or out of any of their assets, provided, however, the foregoing shall not apply to the obligations Guarantor (or any successor guarantor) under the Loan Documents to which it is a party.

(f) Nothing herein shall be deemed to constitute a waiver by Lender of any right Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt.

Section 9.4 Matters Concerning Manager. If (a) an Event of Default hereunder has occurred and remains uncured, (b) Borrower, Guarantor, Sponsor or Manager shall become subject to a Bankruptcy Action, (c) a default occurs under the Management Agreement (beyond any applicable cure period), (d) at any time Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds or (e) the ARD Trigger Event has occurred, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates. In addition and without limiting the rights of Lender hereunder or under any of the other Loan Documents, in the event that (i) the Management Agreement is terminated, (ii) the Manager no longer manages the Property, or (iii) a receiver, liquidator or trustee shall be appointed for Manager or if Manager shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or joined by, Manager, or if any proceeding for the dissolution or liquidation of Manager shall be instituted, then Borrower (at Borrower’s sole cost and expense) shall immediately, in its name, establish new deposit accounts separate from any other Person with a depository satisfactory to Lender into which all Rents and other income from the Property shall be deposited and shall grant Lender a first priority security interest in such account pursuant to documentation satisfactory in form and substance to Lender.

Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement), (iv) the costs of all appraisals of the Property (or any updates to any existing appraisal) that Servicer may be required to obtain in connection with a Borrower request, or following an Event of Default; and (v) other reasonable out of pocket expenses actually incurred, including, without limitation, reasonable attorney’s fees and expenses.

ARTICLE X – MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law. LENDER HAS OFFICES IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK (“GOVERNING STATE”), WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION

EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT TO THE SECURITY INSTRUMENT SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, New York 10036

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN

NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (with answer back acknowledged) and with a second copy to be sent to the intended recipient by any other means permitted under this Section, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	UBS AG, by and through its branch office at

1285 Avenue of the Americas, New York, New York

1285 Avenue of the Americas

New York, New York 10019

Attention: Transaction Management – Henry Chung

Facsimile No.: (212) 821-2943

with a copy to:	Alston & Bird LLP

90 Park Avenue

New York, New York 10016

Attention: Stephen J. Cerniglia, Esq.

Facsimile No.: (212) 210-9444

If to Borrower:	2477 Deerfield Drive, LLC

c/o Rodin Global Property Trust

110 East 59th Street

New York, New York 10022

Attention: General Counsel

With a copy to:	Cozen O’Connor LLP

277 Park Avenue

New York, New York 10172

Attention: Abby M. Wenzel, Esq.

Facsimile No.: (866) 433-8817

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury. EACH OF BORROWER AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF BORROWER AND LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 10.8 Headings. The Article or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. If a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except for those costs and expenses expressly assumed herein or in the other Loan Documents by Lender); (iv) except as otherwise provided in this Agreement, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including, without limitation, any reasonable and customary fees incurred by Servicer that is a master servicer or Servicer in connection with the transfer of the Loan to a Servicer that is a special servicer prior to or following a Default or an Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Account or Cash Management Account, as applicable.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of Lender’s Affiliates shall be subject to the prior written approval of Lender and any such named Affiliate of Lender in their sole discretion. Notwithstanding the foregoing, in connection with the sale of beneficial interests in Borrower and/or marketing of the Property for sale, Borrower may disclose the identity of the Lender and the terms of the Loan and Loan Documents. All news releases, publicity or advertising by Lender through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Borrower or any of its Affiliates shall be subject to the prior approval of Borrower, which shall not unreasonably be withheld, conditioned or delayed, provided, the foregoing shall not apply to a Securitization of all or any portion of the Loan.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners, members and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory or mandatory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and, to the extent permitted by applicable law, Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, and Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the origination of the Loan contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several. Under no circumstances whatsoever shall Lender have any liability for punitive, special, consequential or incidental damages in connection with, arising out of, or in any way related to or under this Agreement or any other Loan Document or in any way related to the transactions contemplated or any relationship established by this Agreement or any other Loan Document or any act, omission or event occurring in connection herewith or therewith, and, to the extent not expressly prohibited by applicable laws, Borrower for itself and its Guarantor and indemnitors waives all claims for punitive, special, consequential or incidental damages. Lender shall have no duties or responsibilities except those expressly set forth in this Agreement, the Security Instrument and the other Loan Documents. Neither Lender nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including Section 5.1.11 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25 (OFAC). Borrower hereby represents, warrants and covenants that none of Borrower or any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby covenants to provide Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

Section 10.26 Successor Parties. If any provision in this Agreement refers to a specific Person, said reference shall be deemed to have been modified and replaced, without further action of the parties, with the name of any Person who, by means of either (A) a Permitted Transfer or (B) a Transfer or other action permitted or not prohibited hereby, succeeds to the interests of such specifically named Person.

Section 10.27 Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterpart shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

2477 DEERFIELD DRIVE, LLC, a Delaware limited liability company

By:	/s/ Shawn Matthews
	Name:	Shawn Matthews
	Title:	CEO

LENDER:

UBS AG

By:	/s/ Jared Randall
	Name:	Jared Randall
	Title:	Executive Director

By:	/s/ Racquel A.C. Small
	Name:	Racquel A.C. Small
	Title:	Executive Director